Exhibit 10.1
Execution version
U.S. $1,500,000,000

FIVE-YEAR CREDIT AGREEMENT

Dated as of December 20, 2006
among
BAXTER INTERNATIONAL INC.
as Borrower
THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Banks
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
BANK OF AMERICA, N.A.
as Syndication Agent
and
J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC
as Co-Lead Arrangers and Joint Bookrunners
and
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS CREDIT PARTNERS L.P.
UBS AG
and
CITIBANK, N.A.
as Co-Documentation Agents

i

ii

EXHIBITS AND SCHEDULES

Exhibit 2.02	-	Form of Notice of Syndicated Borrowing
Exhibit 2.03	-	Form of Notice of Interest Rate Election
Exhibit 3.02	-	Form of Competitive Bid Quote Request
Exhibit 3.04	-	Form of Competitive Bid Quote
Exhibit 3.06	-	Form of Notice of Competitive Bid Borrowing
Exhibit 5.15(d)	-	Form of Section 5.15(d)(ii) Certificate
Exhibit 6.01(d)	-	Form of Opinion of Borrower’s Counsel
Exhibit 8.01(g)(ii)	-	Form of Certificate of Independent Accountants
Exhibit 11.06	-	Form of Assignment and Acceptance

Schedule 1.01	-	Commitments
Schedule 1.02	-	Lending Office Addresses
Schedule 1.03	-	Existing Letters of Credit

iii

FIVE-YEAR
CREDIT AGREEMENT
Dated as of December 20, 2006
          Baxter International Inc., a Delaware corporation (the “Borrower”), the financial institutions listed on the signature pages of this Agreement under the heading “Banks” (such financial institutions and any successor financial institution that becomes a party to this Agreement pursuant to Section 2.05, 5.18 or 11.06 hereinafter referred to as the “Banks”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent hereunder (such administrative agent and any successor administrative agent appointed pursuant to Section 10.06 hereinafter referred to as the “Administrative Agent”), Bank of America, N.A., as Syndication Agent (the “Syndication Agent”), each of J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers hereunder (the “Co-Lead Arrangers”) and each of Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., UBS AG and Citibank, N.A., as co-documentation agents hereunder (the “Co-Documentation Agents”), agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Five-Year Credit Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Absolute Rate” means, with respect to an Absolute Rate Advance made by a given Bank for the relevant Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Bank and accepted by the Borrower with respect to such Absolute Rate Advance.
          “Absolute Rate Advance” means an Advance made or to be made by a Bank pursuant to Article III as an Absolute Rate Advance in accordance with the applicable Notice of Competitive Bid Borrowing. Each Absolute Rate Advance shall bear interest at an Absolute Rate as provided in Section 5.07(d).
          “Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Rates for Absolute Rate Advances to be extended pursuant to Article III.
          “Adjusted Debt” means, at any time, (a) all Debt, minus (b) an amount equal to all cash and cash equivalent investments of the Borrower and its Consolidated Subsidiaries at such time.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Advance” means a Syndicated Advance and/or a Competitive Bid Advance, as the context requires.

          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.
          “Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all the Banks hereunder at such time.
          “Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Swiss Francs, Japanese Yen and Euro, and (iii) any other Eligible Currency which the Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Banks. For the purposes of this definition, each of the specific currencies referred to in clause (ii), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Swiss Francs” means the lawful currency of Switzerland.
          “Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance, such Bank’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance, such Bank’s EURIBOR Lending Office in the case of a EURIBOR Rate Advance, and such Bank’s Competitive Bid Lending Office in the case of a Competitive Bid Advance.
          “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
          “Approximate Dollar Amount” of any currency with respect to any amount of Dollars means the Dollar Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.
          “Available Commitment” means, with respect to any Bank at any time, an amount equal to (i) such Bank’s Commitment at such time minus (ii) an amount equal to such Bank’s ratable share, determined on the basis that such Bank’s Commitment bears to all Commitments at such time, of the aggregate Dollar Amount of all Competitive Bid Advances outstanding at such time minus (iii) such Bank’s L/C Interest in the L/C Obligations outstanding at such time.
          “Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the Prime Rate and (ii) a rate per annum equal to the Federal Funds Rate plus 0.50%.
          “Base Rate Advance” means (i) an Advance made or to be made by a Bank pursuant to Section 2.01, as a Base Rate Advance in accordance with the applicable Notice of Syndicated Borrowing, or pursuant to Section 5.01, as a Base Rate Advance in substitution for a Fixed Rate Advance, or pursuant to Section 4.06, as a Base Rate Advance by a Bank funding an unreimbursed Reimbursement Obligation, and (ii) any Advance Converted into a Base Rate Advance in accordance with Section 2.03 or 5.01. Each Base Rate Advance shall bear interest as provided in Section 5.07(a).

          “Borrowing” means a Syndicated Borrowing and/or a Competitive Bid Borrowing, as the context requires.
          “Borrowing Date” means a date on which an Advance is, or is proposed to be, made hereunder, or a Letter of Credit is, or is proposed to be, issued hereunder.
          “Business Day” means (i) with respect to a Base Rate Advance or an Absolute Rate Advance or for any other purpose not relating to any borrowing, payment or rate selection of Eurocurrency Advances or EURIBOR Advances, a Domestic Business Day, (ii) with respect to a Eurocurrency Advance, a Eurocurrency Business Day, and (iii) with respect to a EURIBOR Advance, a EURIBOR Business Day.
          “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
          “Closing Date” means December 20, 2006.
          “Co-Documentation Agents” means Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., UBS AG and Citibank, N.A., in their capacities as Co-Documentation Agents.
          “Co-Lead Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their capacities as Co-Lead Arrangers and Joint Bookrunners.
          “Commitment” means, with respect to any Bank at any time the amount indicated opposite such Bank’s name on Schedule 1.01 hereto, as such amount may from time to time have been increased pursuant to Section 2.05, reduced pursuant to Section 5.05 or modified in accordance with Section 11.06.
          “Competitive Bid Advance” means an advance by a Bank to the Borrower pursuant to Article III and refers to a Eurocurrency Bid Rate Advance, a EURIBOR Bid Rate Advance, an Absolute Rate Advance or an advance in substitution therefor pursuant to Section 5.01.
          “Competitive Bid Borrowing” means a borrowing consisting of Competitive Bid Advances (i) made on the same day by the Banks whose Competitive Bid Quotes in connection with a given type of auction, whether a Eurocurrency Auction, EURIBOR Auction or an Absolute Rate Auction, shall have been accepted by the Borrower in accordance with Section 3.06, (ii) having the same Interest Period, and (iii) being in the same currency.
          “Competitive Bid Borrowing Facility” has the meaning assigned to that term in Section 3.01.

          “Competitive Bid Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Competitive Bid Lending Office” opposite its name on Schedule 1.02 hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent. Any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Absolute Rate Advances, its Eurocurrency Bid Rate Advances and its EURIBOR Bid Rate Advances, in which case all references herein to the “Competitive Bid Lending Office” of such Bank shall be deemed to refer to any one or all of such offices, as the context may require.
          “Competitive Bid Margin” means (i) with respect to a Eurocurrency Bid Rate Advance, a margin above or below the applicable Eurocurrency Rate which is offered for a Eurocurrency Bid Rate Advance, expressed as a percentage (rounded to the nearest 1/10,000 of 1%) to be added to or subtracted from such Eurocurrency Rate and (ii) with respect to a EURIBOR Bid Rate Advance, a margin above or below the applicable EURIBOR which is offered for a EURIBOR Rate Advance, expressed as a percentage (rounded to the nearest 1/10,000 of 1%) to be added to or subtracted from such EURIBOR.
          “Competitive Bid Quote” means a Competitive Bid Quote substantially in the form of Exhibit 3.04 hereto, completed by a Bank and delivered by such Bank to the Administrative Agent in accordance with Section 3.04.
          “Competitive Bid Quote Request” means a Competitive Bid Quote Request substantially in the form of Exhibit 3.02 hereto, completed by the Borrower and delivered by the Borrower to the Administrative Agent in accordance with Section 3.02.
“Computation Date” has the meaning assigned to that term in Section 2.04.
          “Consolidated” refers to the full consolidation of the accounts of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the financial statements referred to in Section 7.01(f).
          “Consolidated Capitalization” means, at any time, the sum at such time of: (i) the Consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries, and (ii) Adjusted Debt of the Borrower and its Consolidated Subsidiaries.
          “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Borrower and its Consolidated Subsidiaries and all Intangible Assets.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

          “Convert”, “Conversion”, “Converting” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or a continuation of Advances as the same Type for an additional Interest Period, in each case pursuant to Section 2.03.
          “Credit Ratings” has the meaning assigned to that term in Section 5.04(a).
          “Debentures” means long-term debt securities (without third-party credit enhancement).
          “Debt” means the sum of: (i) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (ii) obligations of the Borrower and its Consolidated Subsidiaries as lessee under leases that, in accordance with generally accepted accounting principles, are recorded as capital leases, and (iii) obligations of the Borrower and its Consolidated Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of other parties of the kinds referred to in clauses (i) and (ii) above (other than Debt of any Subsidiary, to the extent such Debt is included in the calculation of Debt as a result of clause (i) or (ii) above) in excess of $100,000,000 in the aggregate. The term “Debt” shall not include (x) any obligations of the Borrower under or in connection with: (A) that certain Facility and Guaranty Agreement dated as of April 14, 2004 among the Borrower, certain financial institutions parties thereto and JPMorgan Chase (as successor to Bank One, NA), as agent, (B) that certain Facility and Guaranty Agreement dated as of July 8, 2003 among the Borrower, certain financial institutions parties thereto and JPMorgan Chase (as successor to Bank One, NA), as agent, or (C) any similar arrangement under which the Borrower has agreed to guarantee the payment obligations of a current or former employee of the Borrower arising in connection with financing provided to such employee and relating to the Borrower’s “Baxter International Inc. 1999 Shared Investment Plan”, to the extent the aggregate obligations of the Borrower under the foregoing clauses (A), (B) and (C) do not exceed an amount equal to $200,000,000 and such obligations (whenever incurred) shall have arisen solely in connection with purchases by such employees of the Borrower’s common stock in 1999, or (y) the undrawn face amount of any letter of credit issued for the account of the Borrower or any of its Consolidated Subsidiaries, but shall include the reimbursement obligation owing from time to time by the Borrower or any of its Consolidated Subsidiaries in respect of drawings made under any letter of credit in the event reimbursement is not made immediately following the applicable drawing.
          “Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of the amount of such currency if such currency is any currency other than Dollars, calculated on the basis of the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such exchange rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the exchange rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.
          “Dollars” and “$” means the lawful currency of the United States of America.
          “Domestic Business Day” means a day (other than Saturday or Sunday) of the year on which banks are not required or authorized to close in New York City or Chicago, Illinois and are generally open for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
          “Domestic Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule 1.02 hereto or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
          “Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the Brussels euro-zone interbank market or London interbank market, as applicable, (iv) which is convertible into Dollars in the international interbank market and (v) as to which a Dollar Amount may be readily calculated. If, after the designation by the Banks of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, a Dollar Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Banks and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Banks agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Advances in such affected currency or convert such Advances into Advances in Dollars or another Agreed Currency, subject to the other terms set forth in Article II and Article III.
          “Environmental Laws” means federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “EURIBOR” means, with respect to any EURIBOR Advance for the relevant Interest Period, the interest rate per annum equal to the rate determined by the Administrative Agent to be the rate at which deposits in Euro appear on the Reuters Screen EURIBOR01 as of 11:00 a.m., Brussels time, on the date that is two (2) TARGET Settlement Days (or, if such date is not a EURIBOR Business Day, the first day preceding such date that is a EURIBOR Business Day) preceding the first day of such Interest Period, and having a maturity equal to such Interest Period; provided, that if such rate does not appear on the Reuters Screen EURIBOR01, then EURIBOR shall be an interest rate per annum equal to the arithmetic mean determined by the Administrative Agent (rounded to the nearest .01%) of the rates per annum at which deposits in Euro are offered by the London branches of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A. at approximately 11:00 a.m., Brussels time, on the day that is two (2) TARGET Settlement Days (or, if such date is not a EURIBOR Business Day, the first day preceding such date that is a EURIBOR Business Day) preceding the first day of such Interest Period to other leading banks in the euro-zone interbank market, and having a maturity equal to such Interest Period.
          “EURIBOR Advance” means any EURIBOR Rate Advance or EURIBOR Bid Rate Advance for any Advance in Euro.
          “EURIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins in relation to the applicable EURIBOR for EURIBOR Bid Rate Advances to be extended pursuant to Article III.
          “EURIBOR Bid Rate” means, with respect to a EURIBOR Bid Rate Advance made by a given Bank for the relevant Interest Period, the sum of (a) the EURIBOR applicable thereto and (b) the Competitive Bid Margin offered by such Bank and accepted by the Borrower with respect to such EURIBOR Bid Rate Advance.
          “EURIBOR Bid Rate Advance” means an Advance made or to be made by a Bank pursuant to Article III as a EURIBOR Bid Rate Advance in accordance with the applicable Notice of Competitive Bid Borrowing. Each EURIBOR Bid Rate Advance shall bear interest at a EURIBOR Bid Rate as provided in Section 5.07(d).
          “EURIBOR Business Day” means any Domestic Business Day on which dealings are carried on in the Brussels euro-zone interbank market and the London interbank market and which is a TARGET Settlement Day.
          “EURIBOR Lending Office” means, with respect to each Bank, the office of such Bank specified as its “EURIBOR Lending Office” opposite its name on Schedule 1.02 hereto (or if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
          “EURIBOR Margin” has the meaning assigned to that term in Section 5.07(c).

          “EURIBOR Rate Advance” means (i) an Advance made or to be made by a Bank pursuant to Section 2.01, as a EURIBOR Rate Advance in accordance with the applicable Notice of Syndicated Borrowing and (ii) any Advance converted into a EURIBOR Rate Advance in accordance with Section 2.03. Each EURIBOR Rate Advance shall bear interest as provided in Section 5.07(c).
          “Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.
          “Eurocurrency Advance” means any Eurocurrency Rate Advance or Eurocurrency Bid Rate Advance for any Advance in any Agreed Currency other than Euro.
          “Eurocurrency Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins in relation to the applicable Eurocurrency Rate for Eurocurrency Bid Rate Advances to be extended pursuant to Article III.
          “Eurocurrency Bid Rate” means, with respect to a Eurocurrency Bid Rate Advance made by a given Bank for the relevant Interest Period, the sum of (a) the Eurocurrency Rate applicable thereto and (b) the Competitive Bid Margin offered by such Bank and accepted by the Borrower with respect to such Eurocurrency Bid Rate Advance.
          “Eurocurrency Bid Rate Advance” means an Advance made or to be made by a Bank pursuant to Article III as a Eurocurrency Bid Rate Advance in accordance with the applicable Notice of Competitive Bid Borrowing. Each Eurocurrency Bid Rate Advance shall bear interest at a Eurocurrency Bid Rate as provided in Section 5.07(d).
          “Eurocurrency Business Day” means any Domestic Business Day on which dealings are carried on in the London interbank market.
          “Eurocurrency Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Eurocurrency Lending Office” opposite its name on Schedule 1.02 hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurocurrency Margin” has the meaning assigned to that term in Section 5.07(b).
          “Eurocurrency Rate” means, with respect to a Eurocurrency Advance in an Agreed Currency (other than Euro) for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Eurocurrency Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided, that, if no such British Bankers’ Association

Interest Settlement Rate is available to the Administrative Agent, the applicable Eurocurrency Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan Chase or one of its Affiliate banks offers to place deposits in an Agreed Currency (other than Euro) with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Eurocurrency Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period.
          “Eurocurrency Rate Advance” means (i) an Advance made or to be made by a Bank pursuant to Section 2.01, as a Eurocurrency Rate Advance in accordance with the applicable Notice of Syndicated Borrowing, and (ii) any Advance Converted into a Eurocurrency Rate Advance in accordance with Section 2.03. Each Eurocurrency Rate Advance shall bear interest as provided in Section 5.07(b).
          “Eurocurrency Rate Reserve Percentage” of any Bank for the Interest Period for any Eurocurrency Advance or EURIBOR Advance, as applicable, means the maximum reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
          “Events of Default” has the meaning assigned to that term in Section 9.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Existing Credit Agreements” means the Five-Year Credit Agreements dated as of October 3, 2002 and September 29, 2004, respectively, among the Borrower, the financial institutions parties thereto and JPMorgan Chase, as administrative agent.
          “Existing Letters of Credit” means the Letters of Credit identified on Schedule 1.03 hereto.
          “Facility Usage” means, at any time, an amount equal to the sum of (i) the aggregate principal amount of all Syndicated Advances denominated in Dollars and the Dollar Amount of all Syndicated Advances denominated in Agreed Currencies other than Dollars outstanding at such time, (ii) the aggregate principal amount of all Competitive Bid Advances denominated in Dollars and the Dollar Amount of all Competitive Bid Advances denominated in Agreed Currencies other than Dollars outstanding at such time and (iii) the aggregate amount of all L/C Obligations outstanding at such time.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding

Domestic Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Domestic Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations of such rates on such day received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “First Borrowing” means the earlier to occur of (i) the initial Borrowing made by the Borrower hereunder or (ii) the initial Letter of Credit issued by an Issuing Bank hereunder, including without limitation the deemed issuance of the Existing Letters of Credit as Letters of Credit hereunder on the Closing Date.
          “Fitch” means Fitch, Inc., or its successor.
          “Fixed Rate Advances” means Eurocurrency Rate Advances, EURIBOR Rate Advances or Competitive Bid Advances (excluding Competitive Bid Advances bearing interest at the Base Rate pursuant to Section 5.01) or any combination of the foregoing.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “Governmental Acts” has the meaning assigned to that term in Section 4.09(a).
          “Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Intangible Assets” means all assets of the Borrower and its Consolidated Subsidiaries which are treated as intangibles in conformity with generally accepted accounting principles on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.
          “Interest Period” means, for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance (or, in the case of any Syndicated Borrowing, on the effective date of Conversion thereof pursuant to Section 2.03) and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Base Rate Advance, 30, 60, 90 or 180 days, (b) in the case of a Eurocurrency Rate Advance or a EURIBOR Rate Advance, one, two, three or six months, (c) in the case of a Eurocurrency Bid Rate Advance or a EURIBOR Bid Rate Advance, one, two, three or six months, and (d) in the case of an Absolute Rate Advance, a number of days not to exceed 180 days, in each case as the Borrower may select pursuant to Section 2.02, 2.03 or 3.02, as applicable; provided, that:
     (i) The duration of any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;
     (ii) Interest Periods commencing on the same day for Advances comprising the same Borrowing shall be of the same duration;

     (iii) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless, in the case of any Interest Period for a Eurocurrency Advance or a EURIBOR Advance, such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the immediately preceding Business Day; and
     (iv) If an Interest Period for a Eurocurrency Advance or a EURIBOR Advance begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of a calendar month.
          “Issuing Banks” means JPMorgan Chase and any other Bank which, at the Borrower’s request, agrees, in such Bank’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit under this Agreement, and their respective successors and assigns.
          “JPMorgan Chase” means JPMorgan Chase Bank, N.A., a national banking association having its principal office in New York, New York, in its individual capacity, and its successors.
          “L/C Application” means a letter of credit application and reimbursement agreement in such form as the applicable Issuing Bank may from time to time employ in the ordinary course of business.
          “L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.
          “L/C Interest” has the meaning assigned to such term in Section 4.05.
          “L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied). The L/C Obligations of any Bank at any time shall be such Bank’s pro rata share of the Aggregate Commitments multiplied by the aggregate L/C Obligations at such time.
          “Letter of Credit” means any letter of credit issued by an Issuing Bank pursuant to Section 4.01.
          “Local Time” means Chicago time, in the case of notices or payments with respect to Borrowings in Dollars, and London time, in the case of notices or payments with respect to Borrowings in Agreed Currencies other than Dollars.

          “Majority Banks” means at any time Banks having at least 51% of the then aggregate amount of the Commitments or, if the Commitments have been terminated, holding at least 51% of the aggregate Dollar Amount of Advances and L/C Obligations then outstanding.
          “Margin Stock” has the meaning assigned to that term under Regulation U issued by the Board of Governors of the Federal Reserve System.
          “Material Subsidiary” means any of (i) Baxter Healthcare Corporation, a Delaware corporation, (ii) Baxter World Trade Corporation, a Delaware corporation, or (iii) any other Subsidiary that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02(w)(2) under Regulation S-X promulgated by the SEC (17 C.F.R. 210.1-02(w)(2)); provided that the reference therein to “10 percent of the total assets of the registrant and its subsidiaries” shall be deemed for purposes of this definition to read as “20 percent of the total assets of the registrant and its subsidiaries”.
          “Moody’s” means Moody’s Investors Service, Inc., or its successor.
          “Note” has the meaning assigned to that term in Section 5.16(d).
          “Notice of Borrowing” means a Notice of Competitive Bid Borrowing and/or a Notice of Syndicated Borrowing, as the context requires.
          “Notice of Competitive Bid Borrowing” has the meaning assigned to that term in Section 3.06.
          “Notice of Interest Rate Election” has the meaning assigned to that term in Section 2.03.
          “Notice of Syndicated Borrowing” has the meaning assigned to that term in Section 2.02.
          “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase (which is not necessarily the lowest rate charged to any customer) as its prime rate in effect at its principal office in New York City, changing when and as said prime rate changes.
          “Receivable” has the meaning assigned to that term in Section 8.02(a)(12).
          “Reimbursement Obligation” has the meaning assigned to that term in Section 4.06.
          “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or its successor.

          “SEC” means the United States Securities and Exchange Commission or any successor thereto.
          “Secured Debt” means the amount of Debt or other obligation or liability of the Borrower or any of its Material Subsidiaries the payment of which is secured by a Security Interest.
          “Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Borrower or of any Material Subsidiary, whether now owned or hereafter acquired.
          “Subsidiary” means any entity with respect to which the Borrower alone owns, the Borrower and one or more Subsidiaries together own, or the Borrower and any Person controlling the Borrower together own, in each such case directly or indirectly, capital stock (or the equivalent equity interest) having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation (or, in the case of a partnership or joint venture, having the majority interest in the capital or profits of such entity).
          “Syndicated Advance” means an advance by a Bank to the Borrower (i) pursuant to Section 2.02, as the same may be converted or continued from time to time pursuant to Section 2.03 or (ii) pursuant to Section 4.06. At any time, depending upon the interest rate selected therefor or otherwise applicable thereto in accordance with Section 2.03 and 5.01, a Syndicated Advance shall be a Base Rate Advance, a Eurocurrency Rate Advance or a EURIBOR Rate Advance.
          “Syndicated Borrowing” means a borrowing consisting of Syndicated Advances of the same Type and in the same currency, made on the same day by the Banks, as the same may be converted or continued from time to time pursuant to Section 2.03 and after giving effect to any subsequent Conversion in connection with which a single Syndicated Borrowing may have been divided into several Syndicated Borrowings or several Syndicated Borrowings may have been combined (in whole or in part) into a single Syndicated Borrowing. An Advance substituted, pursuant to Section 5.01, for a Syndicated Advance made in connection with any Syndicated Borrowing shall continue to comprise a part of such Syndicated Borrowing with the same effect as if such substituted Advance were an Advance of the Type requested in the applicable Notice of Syndicated Borrowing or Notice of Interest Rate Election.
          “Syndicated Borrowing Facility” has the meaning assigned to that term in Section 2.01.
          “Syndicated Reduction” means, with respect to any Bank at any time, the temporary reduction in such Bank’s Available Commitment existing at such time as a result of clause (ii) of the definition of Available Commitment and, with respect to all Banks, the aggregate amount of such reductions existing at such time.
          “Syndication Agent” means Bank of America, N.A. in its capacity as Syndication Agent.

          “TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System (or any successor settlement system) is open.
          “Termination Date” means, the earlier of (i) December 20, 2011 and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms hereof.
          “Type” of Advance means (i) in the case of Syndicated Advances, Eurocurrency Rate Advances, EURIBOR Rate Advances or Base Rate Advances and (ii) in the case of Competitive Bid Advances, Eurocurrency Bid Rate Advances, EURIBOR Bid Rate Advances or Absolute Rate Advances or any Type of Advance described in clause (i) which shall, pursuant to Section 5.01, be substituted therefor.
          “Unfunded Liabilities” means, in the case of a single employer pension benefit plan which is covered by Title IV of ERISA, the amount, if any, by which the present value of all vested benefits accrued to the date of determination under such plan exceeds the fair market actuarial value of all assets of such plan allocable to such benefits as of such date, calculated as of the most recent valuation date for such plan by the plan’s enrolled actuary using the actuarial assumptions used to calculate the plan’s minimum funding obligation under ERISA, and, in the case of a multi-employer pension benefit plan, the withdrawal liability of the Borrower and its Subsidiaries if a complete withdrawal from the plan were to occur as of the date of calculation.
          SECTION 1.02. Computation of Time Periods. In this Agreement, when computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
          SECTION 1.03. Accounting Terms and Principles. All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent accountants or, in the case of the financial statements required to be delivered pursuant to Section 8.01(g)(i), as determined by the Borrower to be required in accordance with then existing generally accepted accounting principles) with the December 31, 2005 audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries.
ARTICLE II
THE SYNDICATED BORROWING FACILITY
          SECTION 2.01. The Syndicated Borrowing Facility. Each Bank severally agrees, on the terms and conditions provided herein, to make Syndicated Advances denominated in Agreed Currencies to the Borrower from time to time on any Business Day during the period from the date hereof to the Termination Date in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Bank’s Available Commitment (the “Syndicated Borrowing Facility”). Subject to Section 5.01, each Syndicated Borrowing shall be in an aggregate amount not less than $25,000,000 (and in integral multiples of $5,000,000 in excess thereof) (or the Approximate Dollar Amounts thereof if such Syndicated Advances are denominated in Agreed Currencies other than Dollars), shall be made on the same day from the Banks ratably according to their respective Commitments and shall consist of Syndicated Advances of the same Type. Within the limits of each Bank’s Available Commitment, the Borrower may borrow Syndicated Advances under this Section 2.01, maintain Syndicated Advances outstanding by Converting such Syndicated Advances pursuant to Section 2.03, or prepay Syndicated Advances pursuant to Section 5.12, and reborrow Syndicated Advances under this Section 2.01. The Aggregate Commitments to lend hereunder shall expire on the Termination Date.
          SECTION 2.02. Making the Syndicated Advances. Each Syndicated Borrowing shall be requested by telephone (to be confirmed immediately in writing) or facsimile notice given by the Borrower to the Administrative Agent not later than (i) 10:00 a.m. (Local Time) three Business Days prior to the proposed Borrowing Date, in the case of a Borrowing comprised of Eurocurrency Rate Advances or EURIBOR Rate Advances, and (ii) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of a Borrowing comprised of Base Rate Advances. Each notice of Syndicated Borrowing pursuant to this Section 2.02 (a “Notice of Syndicated Borrowing”) shall be in substantially the form of Exhibit 2.02 hereto, specifying the proposed Borrowing Date, Type of Syndicated Advances, aggregate amount of the proposed Syndicated Borrowing and the Interest Period and Agreed Currency applicable thereto for each such Syndicated Advance, and shall include such information as shall be required by Section 8.01(h). The Administrative Agent shall in turn promptly notify each Bank by telephone (to be confirmed immediately in writing) or facsimile of the date, applicable interest rate and aggregate amount of such Syndicated Borrowing and such Bank’s ratable portion of such Syndicated Borrowing. Each Bank, for the account of its Applicable Lending Office, shall (i) with respect to a Syndicated Borrowing denominated in Dollars, before 12:00 Noon (Chicago time) on the Borrowing Date specified in the notice received from the Administrative Agent pursuant to the preceding sentence, deposit such Bank’s ratable portion of such Syndicated Borrowing in same day funds to the Administrative Agent’s LS2 Incoming Clearing Account No. 5927684 (ABA No. 071000013) (unless another account is designated by the Administrative Agent for such purpose), Reference: Baxter International Inc., maintained at 1 Chase Tower, Chicago, Illinois and (ii) with respect to a Syndicated Borrowing denominated in an Agreed Currency other than Dollars, before 12:00 Noon (local time) in the city of the Administrative Agent’s account as specified by the Administrative Agent to the Banks, on the Borrowing Date specified in the notice received from the Administrative Agent pursuant to the preceding sentence, deposit such Bank’s ratable portion of such Syndicated Borrowing in such funds as may then be customary for the settlement of international transactions in such Agreed Currency in such account of the Administrative Agent. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent shall make same day funds in the amount of such funds available to the Borrower by 2:00 p.m. (Local Time) on the date of Borrowing, at the account specified by the Borrower in the applicable Notice of Syndicated Borrowing.
          SECTION 2.03. Method of Electing Interest Rates. (a) The Advances included in each Syndicated Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Syndicated Borrowing. Thereafter, the Borrower may

from time to time elect to change or continue the Interest Period for each Borrowing (subject in each case to the provisions of Article V), as follows:
(i)	if such Advances are Base Rate Advances, the Borrower may elect to (A) convert such Advances to Eurocurrency Rate Advances or (B) continue such Advances as Base Rate Advances, in each case effective as of any Business Day;

(ii)	if such Advances are Eurocurrency Rate Advances, the Borrower may elect to continue such Advances as Eurocurrency Rate Advances for an additional Interest Period, effective on the last day of the then current Interest Period applicable to such Advances; and

(iii)	if such Advances are EURIBOR Rate Advances, the Borrower may elect to continue such Advances as EURIBOR Rate Advances for an additional Interest Period, effective as of the last day of the then current Interest Period applicable to such Advances.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent by not later than 10:00 a.m. (Local Time) at least three Business Days before the conversion or continuation selected in such notice is to be effective. If the Borrower shall fail to issue a Notice of Interest Rate Election within three Business Days prior to the end of any Interest Period (unless the Borrower shall have issued a notice of prepayment in respect of the applicable Borrowing in accordance with Section 5.12), the Advances comprising such Borrowing shall be, as applicable, converted into or continued as Base Rate Advances having an Interest Period of 30 days (with respect to an Advance denominated in Dollars) or shall be, as applicable, continued as a Eurocurrency Advance or EURIBOR Advance, as applicable, in the same Agreed Currency with an Interest Period of one month (with respect to an Advance denominated in an Agreed Currency other than Dollars). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Borrowing; provided that (i) such portion is allocated ratably among the Advances comprising such Borrowing and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $5,000,000 (or the Approximate Dollar Amounts thereof if such Syndicated Advances are denominated in Agreed Currencies other than in Dollars). Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to change the currency of any Borrowing.
          (b) Each Notice of Interest Rate Election shall be substantially in the form of Exhibit 2.03 hereto and shall specify:
(i)	the Borrowing (or portion thereof) to which such notice applies;

(ii)	the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)	if the Advances comprising such Borrowing are to be converted, the next Type of Advances; and

(iv)	the duration of the new Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period. Each Notice of Interest Rate Election shall be irrevocable when given by the Borrower.
          (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof.
          (d) Upon the occurrence, and during the continuance, of an Event of Default, the Administrative Agent may (and, at the direction of the Majority Banks, the Administrative Agent shall) suspend the ability of the Borrower to obtain Conversions of Syndicated Borrowings into Eurocurrency Rate Advances or EURIBOR Rate Advances, and each Conversion proposed to occur during any such period of suspension shall, in the case of an Advance denominated in Dollars, be a Conversion into Base Rate Advances or shall, in the case of an Advance denominated in an Agreed Currency other than Dollars, be continued as a Eurocurrency Advance or EURIBOR Advance, as applicable, in the same Agreed Currency with an Interest Period of one month. Such suspension shall become effective upon notice thereof to the Borrower and each of the Banks, and shall remain in effect until the Event of Default giving rise to such notice is cured or waived.
          SECTION 2.04. Determination of Dollar Amounts; Required Payments; Termination. (a) The Administrative Agent will determine the Dollar Amount of:
(i)	each Advance as of the date three Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and

(ii)	all outstanding Advances on and as of the last Domestic Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Majority Banks.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in an Agreed Currency other than Dollars, as of the most recent Computation Date with respect to each such Advance) plus the aggregate amount of any L/C Obligations (net of any Reimbursement Obligations that shall have been converted to Syndicated Borrowings) exceeds 105% of the Aggregate Commitments, the Borrower shall immediately repay Advances (and/or cash collateralize any outstanding Letters of Credit) in an aggregate principal amount sufficient to cause the remaining outstanding Advances and L/C Obligations not to exceed the Aggregate Commitments.

          (b) Any outstanding Advances and all other unpaid amounts due and payable hereunder shall be paid in full by the Borrower on the Termination Date.
          SECTION 2.05. Increase in Aggregate Commitment. The Borrower may, at its option, on one or more occasions, seek to increase the Aggregate Commitments by up to $500,000,000 up to a maximum Aggregate Commitment of $2,000,000,000 upon at least fifteen (15) Domestic Business Days’ prior notice to the Administrative Agent, which notice shall specify the amount of any such requested increase and shall be delivered at a time when no Event of Default (or event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both) has occurred and is continuing. The Administrative Agent, in consultation with the Borrower, will offer the increase in the Aggregate Commitments to banks or other financial institutions (which increase may be declined by any Bank in its sole discretion). The Banks (new or existing) shall accept an assignment from the existing Banks, and the existing Banks shall make an assignment to the new or existing Bank accepting a new or increased Commitment, of a direct (in the case of Advances) or participation (in the case of Letters of Credit) interest in each then outstanding Advance and Letter of Credit such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Banks in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility, utilization and letter of credit fees. If such assignments are made other than on the last day of the relevant Interest Period for the Advance being assigned, the Borrower shall, upon demand by any assigning Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any direct out-of-pocket losses, costs or expenses which it may reasonably incur as a result of such assignment, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain the Advance being assigned. No increase in the Aggregate Commitments shall become effective until (i) the existing Bank or new Bank extending such incremental commitment amount and the Borrower shall have executed and delivered to the Administrative Agent an agreement in writing in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Bank states its Commitment and agrees to assume and accept the obligations and rights of a Bank hereunder and (ii) the Borrower has provided the Administrative Agent with such related certificates, opinions and other documents as the Administrative Agent may reasonably request.
ARTICLE III
THE COMPETITIVE BID BORROWING FACILITY
          SECTION 3.01. The Competitive Bid Facility. Each Bank severally agrees, on the terms and conditions provided herein, to make available to the Borrower a competitive bid borrowing facility (the “Competitive Bid Borrowing Facility”) pursuant to which the Borrower may, from time to time on any Business Day during the period from the date hereof to the Termination Date and as otherwise set forth in this Article III, request all of the Banks or certain Banks specified by the Borrower to offer to make Competitive Bid Advances denominated in Agreed Currencies to the Borrower. Each Bank of which any such request shall be made may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offer in the manner set forth in this Article III. The Competitive Bid Borrowing Facility is an entirely separate facility from the Syndicated Borrowing Facility; provided that at no time shall the Facility Usage exceed the Aggregate Commitments at such time. Within the limits and on the conditions set forth in this Article III, the Borrower may from time to time borrow, repay and reborrow under this Article III.
          SECTION 3.02. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Advances under this Article III, it shall deliver to the Administrative Agent a Competitive Bid Quote Request by telephone (confirmed immediately in writing), telecopier or telex so as to be received no later than (x) 10:00 a.m. (Local Time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a Eurocurrency Auction or EURIBOR Auction or (y) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Banks, such other time and date as the Borrower and the Administrative Agent may agree), specifying:
     (a) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advances;
     (b) the aggregate principal amount and currency of such Competitive Bid Advances;
     (c) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin (and, if so, whether based on a Eurocurrency Rate or EURIBOR) or an Absolute Rate, or both;
     (d) the Interest Period and Agreed Currency applicable thereto; and
     (e) if fewer than all Banks are to be solicited, the names of the Banks to be solicited; provided that the Borrower shall not specify fewer than all of the Banks, and the Administrative Agent shall reject any Competitive Bid Quote Request that specifies fewer than all of the Banks, if the aggregate Dollar Amount of all Competitive Bid Advances which will be outstanding after giving effect to the Competitive Bid Advances requested in such Competitive Bid Quote Request and which shall have been made in response to one or more Competitive Bid Quote Requests that specified fewer than all of the Banks exceeds $150,000,000.
          The Borrower may request offers to make Competitive Bid Advances for more than one Interest Period, but not more than eight Interest Periods, in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit 3.02 hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telephone, telex, or telecopy.
          SECTION 3.03. Invitation for Competitive Bid Quotes. The Administrative Agent shall (a) promptly upon receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 3.02, and in any event not later than (i) 11:00 a.m. (Local Time) on the date of receipt of a Competitive Bid Quote Request, in the case of a Eurocurrency Auction or a EURIBOR Auction, and (ii) 10:00 a.m. (Chicago time) on the date of receipt of a Competitive Bid Quote Request, in the case of an Absolute Rate Auction, provide notice by telephone to each of the Banks (or, if fewer than all of the Banks shall have been specified therein, to each of the specified Banks) of the request set forth therein, and (b) promptly thereafter provide to each such Bank by telex or telecopy a copy of such Competitive Bid Quote Request or a summary of the contents thereof. If, pursuant to Section 3.02, the Borrower and the Administrative Agent shall agree as to times for the delivery of a Competitive Bid Quote Request other than those set forth in Section 3.02, and shall notify the Banks thereof, such notice to the Banks shall set forth in addition any changes in the times set forth in this Section 3.03. A Competitive Bid Quote Request shall not be revocable at any time after the Administrative Agent’s notice to the Banks by telephone of such Competitive Bid Quote Request.
          SECTION 3.04. Submission and Contents of Competitive Bid Quotes. (a) Each Bank receiving notice of a Competitive Bid Quote Request from the Administrative Agent pursuant to Section 3.03 may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Advances in response to such Competitive Bid Quote Request. Each Competitive Bid Quote must comply with the requirements of this Section 3.04 and must be submitted to the Administrative Agent by telex or telecopy at its offices specified in or pursuant to Section 11.02 not later than (x) 1:00 p.m. (Local Time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurocurrency Auction or a EURIBOR Auction or (y) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Banks, such other time and date as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by JPMorgan Chase may be submitted, and may only be submitted, if the Administrative Agent or JPMorgan Chase notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the time all other Banks are required hereunder to submit Competitive Bid Quotes to the Administrative Agent, in the case of a Eurocurrency Auction or a EURIBOR Auction or (y) fifteen minutes prior to the time all other Banks are required hereunder to submit Competitive Bid Quotes to the Administrative Agent, in the case of an Absolute Rate Auction. Subject to Articles VI and IX, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent and the Borrower.
          (b) Each Competitive Bid Quote shall be in substantially the form of Exhibit 3.04 hereto and shall in any case specify:
(i)	the proposed Borrowing Date, which shall be the same as that set forth in the applicable Competitive Bid Quote Request;

(ii)	the principal amount of the Competitive Bid Advance for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Bank, (2) must be at least $10,000,000 and an integral multiple of $1,000,000 in excess thereof (or the Approximate Dollar Amount if denominated in an Agreed Currency other than Dollars), (3) may not exceed the aggregate principal amount of Competitive Bid

Advances for which offers were requested and (4) must be identified with an Interest Period and the Agreed Currency specified in the applicable Competitive Bid Quote Request;

(iii)	in the case of a Eurocurrency Auction or a EURIBOR Auction, whether the basis of such offer is the Eurocurrency Rate or EURIBOR and the Competitive Bid Margin offered for each such Competitive Bid Advance;

(iv)	in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Advance;

(v)	the identity of the quoting Bank; and

(vi)	if the quoting Bank shall therein make offers with respect to more than one Type of Competitive Bid Advance, or at several rates or for several Interest Periods, in each case as shall have been requested by the Borrower in the applicable Competitive Bid Quote Request, the maximum aggregate principal amount with respect to all such Competitive Bid Advances that such Bank shall be willing to extend to the Borrower on such proposed Borrowing Date.
          (c) The Administrative Agent shall reject any Competitive Bid Quote that:
(i)	is not substantially in the form of Exhibit 3.04 hereto or does not specify all of the information required by Section 3.04(b);

(ii)	contains qualifying, conditional or similar language, other than any such language contained in Exhibit 3.04;

(iii)	proposes terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request; or

(iv)	arrives after the time set forth in Section 3.04(a).
If any Competitive Bid Quote shall be rejected pursuant to this Section 3.04(c), the Administrative Agent shall notify the relevant Bank of such rejection as soon as practical.
          SECTION 3.05. Notice to the Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Bank that is in accordance with Section 3.04 and (ii) of any Competitive Bid Quote submitted by a Bank which amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Advances for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.
          SECTION 3.06. Acceptance and Notice by the Borrower. Not later than (x) 10:00 a.m. (Local Time) at least two Business Days prior to the proposed Borrowing Date, in the case of a Eurocurrency Auction or a EURIBOR Auction or (y) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Banks, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of any or all of the offers so notified to it pursuant to Section 3.05; provided, however, that the failure by the Borrower to give such notice to the Administrative Agent with respect to any such offer shall be deemed to be a rejection of such offer. In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall be substantially in the form of Exhibit 3.06 hereto and shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:
          (a) the aggregate principal amount of Competitive Bid Advances may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,
          (b) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be, starting with the lowest and continuing with the next lowest until offers in the aggregate amount specified by the Borrower for acceptance shall have been accepted, and
          (c) the Borrower may not accept any offer that is described in Section 3.04(c) or that otherwise fails to comply with the requirements of this Agreement.
          SECTION 3.07. Allocation by Administrative Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers remain to be accepted, as specified by the Borrower, for the related Interest Period (after giving effect to the acceptance of all offers made at lower rates), the principal amount of Competitive Bid Advances in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in such multiples, not greater than $5,000,000 (or the Approximate Dollar Amount if denominated in an Agreed Currency other than in Dollars), as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. Allocations by the Administrative Agent of the amounts of Competitive Bid Advances shall be conclusive in the absence of manifest error.
          SECTION 3.08. Notification of Acceptances to the Affected Banks. The Administrative Agent shall (a) promptly following its receipt of a Notice of Competitive Bid Borrowing and in any event not later than 11:00 a.m. (Local Time) on the date of its receipt of such Notice of Competitive Bid Borrowing, provide notice by telephone to each Bank that has made a Competitive Bid Quote of the extent to which its offer or offers have been accepted, specifying in such notice the principal amount of each Competitive Bid Advance in respect of which such Competitive Bid Quote has been accepted, the Interest Period therefor and the Competitive Bid Margin or Absolute Rate therefor, as applicable and (b) promptly thereafter provide notice to such Banks by telex or telecopy confirming the same. If, pursuant to Section 3.06, the Borrower and the Administrative Agent shall agree as to times for the delivery of a Notice of Competitive Bid Borrowing other than those set forth in Section 3.06, and shall notify the Banks thereof, such notice to the Banks shall set forth in addition any changes in the times set forth in this Section 3.08.
          SECTION 3.09. Funding of Competitive Bid Advances. Each Bank that is to make a Competitive Bid Advance in connection with any Notice of Competitive Bid Borrowing shall, (i) with respect to a Competitive Bid Advance denominated in Dollars, before 12:00 Noon (Chicago time) on the first day of the Interest Period therefor specified in the notice from the Administrative Agent delivered pursuant to Section 3.08, deposit the amount of each of such Bank’s Competitive Bid Advances in same day funds to the Administrative Agent’s LS2 Incoming Clearing Account No. 5927684 (ABA No. 071000013), Reference: ASST (unless another account is designated by the Administrative Agent for such purpose), Reference: Baxter International Inc., maintained at 1 Chase Tower, Chicago, Illinois and (ii) with respect to a Competitive Bid Advance denominated in an Agreed Currency other than in Dollars, before 12:00 Noon (local time) in the city of the Administrative Agent’s EURIBOR Lending Office, on the first day of the Interest Period therefor specified in the notice from the Administrative Agent delivered pursuant to Section 3.08, deposit the amount of each of such Bank’s Competitive Bid Advances in such funds as may then be customary for the settlement of international transactions in such Agreed Currency in the city of and at the address of the Administrative Agent’s EURIBOR Lending Office. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent shall make same day funds in the applicable currency or currencies and in the aggregate amount of such Competitive Bid Advances available to the Borrower by 2:00 p.m. (Local Time) on the date of Borrowing, at the account specified by the Borrower in the applicable Notice of Competitive Bid Borrowing. Promptly following each Competitive Bid Advance, the Administrative Agent shall notify each Bank of the amount thereof, the consequent Syndicated Reduction and the Interest Periods for such Competitive Bid Advances.
ARTICLE IV
THE LETTER OF CREDIT FACILITY
          SECTION 4.01. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such Issuing Bank’s branches as it and the Borrower may jointly agree, one or more Letters of Credit in accordance with this Article IV, from time to time during the period commencing on the date hereof and ending no later than five (5) Business Days prior to the Termination Date. On the Closing Date each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under and governed in all respects by the terms and conditions of this Agreement, and each Bank shall participate in each Existing Letter of Credit in an amount equal to its pro rata share of the Aggregate Commitments.

          SECTION 4.02. Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:
(i)	issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (a) the Facility Usage at such time would exceed the Aggregate Commitments at such time, or (b) the aggregate outstanding amount of the L/C Obligations would exceed $300,000,000; or

(ii)	issue any Letter of Credit which has an expiration date (or date for payment of any draft presented thereunder) later than the date which is five (5) Business Days immediately preceding the Termination Date.
          SECTION 4.03. Conditions. (a) In addition to being subject to the satisfaction of the conditions contained in Sections 6.01 and 6.02, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:
(i)	the Borrower shall have delivered to the applicable Issuing Bank an L/C Application in the manner prescribed in Section 4.04, and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(ii)	as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit or shall impose upon the Issuing Bank with respect to any Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuing Bank as of the date of this Agreement and which the Issuing Bank in good faith deems material to it.
          (b) No Issuing Bank shall extend, renew, or amend any Letter of Credit unless the requirements of this Section 4.03 are met as though a new Letter of Credit were then being requested and issued.
          SECTION 4.04. Procedure for Issuance of Letters of Credit. (a) Prior to the issuance of each Letter of Credit, and as a condition of such issuance, the Borrower shall deliver to the Issuing Bank (with a copy to the Administrative Agent) an L/C Application signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof. Unless the Issuing Bank shall otherwise agree, each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Issuing Bank by facsimile transmission, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Sections 4.02 and 4.03, and shall specify therein (i) the stated amount of the Letter of Credit requested, (ii) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Letter of Credit is to expire, which shall be a Business Day not later than five (5) Business Days prior to the Termination Date and (iv) the aggregate amount of L/C Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance. Subject to the terms and conditions of Sections 4.02 and 4.03, and provided that the applicable conditions set forth in Sections 6.01 and 6.02 shall, to the knowledge of the Issuing Bank, have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank’s usual and customary business practices. In addition, any amendment of an existing Letter of Credit that has the effect of increasing the face amount thereof or extending the expiration date thereof shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements of this Section 4.04.
          (b) The applicable Issuing Bank shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.
          (c) Notwithstanding anything contained in any L/C Application or any document executed in connection therewith to the contrary, in the event any term or provision of such L/C Application or other document is inconsistent with any term or provision of this Agreement, the terms and provisions of this Agreement shall control and prevail.
          SECTION 4.05. Letter of Credit Participation. Unless a Bank shall have notified the Issuing Bank, prior to its issuance of a Letter of Credit, that any applicable condition precedent set forth in Section 6.01 or 6.02 had not then been satisfied, immediately upon the issuance of each other Letter of Credit hereunder, each Bank shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, as to each Bank, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Bank’s pro rata share of the Aggregate Commitments. Each Issuing Bank will notify each Bank that has a Commitment promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent, each Bank shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to the amount of the payment under the L/C Draft or other draw on the Letter of Credit multiplied by such Bank’s pro rata share of the Aggregate Commitments. The obligation of each Bank to reimburse the Issuing Banks under this Section 4.05 shall be unconditional, continuing, irrevocable and absolute without counterclaim or set-off; provided, however, the obligation of each Bank shall not extend to payments made under a Letter of Credit resulting from the Issuing Bank’s gross negligence or willful misconduct in honoring any L/C Draft. In the event that any Bank fails to make payment to the Administrative Agent of any amount due under this Section 4.05, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Administrative Agent receives such payment from such Bank or such obligation is otherwise fully satisfied, and such Bank shall pay to the Administrative Agent, for the account of the applicable Issuing Bank, interest on the amount of such Bank’s outstanding obligation at the Federal Funds Rate; provided, however, that nothing contained in this sentence shall relieve such Bank of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 4.05.
          SECTION 4.06. Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Banks which have Commitments, the amount of each drawing made under or pursuant to a Letter of Credit (such obligation of the Borrower to reimburse the Administrative Agent for a drawing made under a Letter of Credit being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit) plus all other charges and expenses with respect thereto specified in Section 4.07 or in the applicable L/C Application. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 4.06, the Borrower shall be deemed to have elected to borrow under a Syndicated Borrowing, as of the date of the drawing giving rise to the Reimbursement Obligation and equal in amount to the amount of the unpaid Reimbursement Obligation. Such Syndicated Borrowing shall be made automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to a Syndicated Borrowing. Such Syndicated Borrowing shall be comprised of Base Rate Advances made by the Banks, each Advance being in the amount of the portion of the related drawing that shall have been funded by the applicable Bank. The proceeds of such Syndicated Borrowing shall be used to repay such Reimbursement Obligation.
          SECTION 4.07. Issuing Bank Charges. In addition to the fees described in Section 5.04(c), the Borrower agrees to pay to each Issuing Bank, (i) on the date of issuance of each Letter of Credit (or on such other date as may be agreed between the Borrower and the applicable Issuing Bank), a fronting fee in respect of such Letter of Credit in an amount as shall have been agreed upon between the Borrower and the applicable Issuing Bank prior to such date of issuance, and (ii) all reasonable and customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Banks with respect to Letters of Credit, including, without limitation, standard commissions, payable promptly following delivery to the Borrower of each invoice in respect of any such amount. The Existing Letters of Credit shall not be subject to the charges described herein to the extent such charges are duplicative of charges paid with respect thereto pursuant to the Existing Credit Agreements.
          SECTION 4.08. Issuing Bank Reporting Requirements. In addition to the notices required by Section 4.04(b), each Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the

Administrative Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Bank, the Administrative Agent will provide to such Bank information concerning such Letters of Credit.
          SECTION 4.09. Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Article IV, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Bank from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).
          (b) As among the Borrower, the Banks, the Administrative Agent and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of each Letter of Credit by, the beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent, any Issuing Bank nor any Bank shall be responsible for (unless caused by its gross negligence or willful misconduct): (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) errors in interpretation of technical trade terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Banks, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 4.09.
          (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put the applicable Issuing Bank, the Administrative Agent or any Bank under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.09 shall survive the payment in full of the Advances and other obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement.
ARTICLE V
GENERAL TERMS
          SECTION 5.01. Illegality; Interest Rate Inadequate or Unfair. The obligation of each Bank to extend an Advance on the date therefor is subject to the following:
          (a) If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurocurrency Lending Office or its EURIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurocurrency Lending Office or its EURIBOR Lending Office) to make, maintain or fund its Eurocurrency Advances or EURIBOR Advances, such Bank shall so notify the Administrative Agent. The Administrative Agent and such Bank shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make (or to Convert other Advances into) Eurocurrency Advances and/or EURIBOR Advances, as applicable, shall be suspended and each Eurocurrency Advance and/or EURIBOR Advance, as applicable, which such Bank shall thereafter be required to make hereunder (or Convert into) shall be made as (or Converted into) a Base Rate Advance, which Base Rate Advance shall be made (or Converted) on the same day and have the same Interest Period as the Eurocurrency Advances or EURIBOR Advances made (or Converted into) by the other Banks and comprising the balance of such Borrowing. If such Bank (A) shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurocurrency Advances and/or EURIBOR Advances to maturity, (B) shall so specify in a written notice to the Borrower and the Administrative Agent and (C) if at such time fewer than three Banks shall have reached a similar determination, shall deliver to the Borrower and the Administrative Agent an opinion of counsel concurring in such determination, the Borrower shall immediately Convert in full the then outstanding principal amount of each such Eurocurrency Advance and/or EURIBOR Advance into a Base Rate Advance in an equal principal amount (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Advances or EURIBOR Advances of the other Banks).
          (b) If, with respect to Borrowings to consist of Eurocurrency Advances or EURIBOR Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto) that by reason of circumstances affecting generally either the London interbank market or the Brussels euro-zone interbank market, as applicable, and after using its best efforts to ascertain the interest rate applicable to either the Eurocurrency Advances or EURIBOR Advances, as applicable, adequate and reasonable means do not exist for ascertaining such applicable rate, or (ii) by the Eurocurrency Business Day or the

EURIBOR Business Day, as applicable, before the first day of any Interest Period in respect of a Borrowing to consist of Eurocurrency Advances or EURIBOR Advances, the Administrative Agent shall have received notice from the Majority Banks (or, in the case of a Competitive Bid Borrowing comprised of Eurocurrency Bid Rate Advances or EURIBOR Bid Rate Advances, Banks selected to make at least 51% of the aggregate principal amount of such Advances) that after using their respective best efforts to obtain deposits in the applicable Agreed Currency, such deposits are not available to such Banks (as such best efforts and unavailability are conclusively certified in writing to the Administrative Agent and the Borrower) in the ordinary course of business in the London interbank market or the Brussels euro-zone interbank market, as applicable, in sufficient amounts to make its Eurocurrency Advances or EURIBOR Advances, then, in each case, the Administrative Agent shall by 12:00 Noon (Chicago time) on such Business Day notify the Borrower of such event, and the right of the Borrower to select Eurocurrency Advances or EURIBOR Advances, as applicable, for such Borrowing or any subsequent Borrowing (and the right of the Borrower to Convert Advances into Eurocurrency Rate Advances or EURIBOR Rate Advances, as applicable) shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist. The obligation of the Banks to make Eurocurrency Advances or EURIBOR Advances, as applicable, in connection with such Notice of Borrowing shall thereupon terminate, and each Bank obligated to participate in such Borrowing shall extend a Base Rate Advance to the Borrower in lieu of the originally requested Type of Advance, which Base Rate Advance shall be made on the date specified in the original Notice of Borrowing and shall have an Interest Period which is co-extensive with the Interest Period originally requested. In the case of an outstanding Notice of Interest Rate Election at the time any such suspension shall occur, such Notice shall be deemed amended, without any further action on the part of the Borrower, to request that the Syndicated Advances specified therein be Converted to Base Rate Advances.
          (c) If the Majority Banks (or, in the case of a Competitive Bid Borrowing comprised of Eurocurrency Bid Rate Advances or EURIBOR Bid Rate Advances, Banks selected to make at least 51% of the aggregate principal amount of such Advances) shall, by 11:00 a.m. (Chicago time) on the Eurocurrency Business Day or the EURIBOR Business Day, as applicable, before the first day of any Interest Period in respect of a Borrowing to consist of Eurocurrency Advances or EURIBOR Advances, as applicable, notify the Administrative Agent and the Borrower (setting forth in writing the reasons therefor) that the Eurocurrency Rate for Eurocurrency Advances and/or the EURIBOR for EURIBOR Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Advances for such Borrowing or Conversion, the right of the Borrower to select Eurocurrency Advances and/or EURIBOR Advances, as applicable, for such Borrowing or Conversion and any subsequent Borrowing or Conversion shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist. The obligation of the Banks to make Eurocurrency Advances and/or EURIBOR Advances, as applicable, in connection with such Notice of Borrowing shall thereupon terminate and each Bank obligated to participate in such Borrowing shall extend a Base Rate Advance to the Borrower in lieu of the originally requested Type of Advance, which Base Rate Advance shall be made on the date specified in the original Notice of Borrowing and shall have an Interest Period which is co-extensive with the Interest Period originally requested. In the case of an outstanding Notice of Interest Rate Election at the time any such suspension shall occur, such Notice shall be deemed amended, without any further action on the part of the Borrower, to request that the Syndicated Advances specified therein be Converted to Base Rate Advances.
          SECTION 5.02. Effect of Notice of Borrowing; Maximum Number of Borrowings. (a) Subject to Section 5.01, each Notice of Borrowing and Notice of Interest Rate Election shall be irrevocable and binding on the Borrower. In the event that a Notice of Borrowing or Notice of Interest Rate Election is made by telephone and the written confirmation thereof differs in any respect from such telephone notice, the information contained in the telephone notice or the written confirmation, as the case may be, upon which the Administrative Agent shall have relied, as evidenced by its corresponding notice to the Banks, shall control for purposes of Advances to be made or Converted under this Agreement.
          (b) A Notice of Borrowing shall be rejected by the Administrative Agent, and the Banks shall have no obligation to extend any Advances that may be requested in such Notice of Borrowing, if after giving effect to the Borrowing requested in such Notice of Borrowing there would then be more than fifteen Borrowings outstanding (whether Syndicated Borrowings, Competitive Bid Borrowings, or any combination of the foregoing).
          SECTION 5.03. Effect of Failure to Borrow or Fund. (a) In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Fixed Rate Advances, the Borrower shall indemnify each Bank against all direct out-of-pocket losses and reasonable expenses incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article VI to the extent of all direct out-of-pocket losses and reasonable expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. The Borrower shall not be liable to any Bank under this Section 5.03(a) with respect to consequential damages arising or incurred by such Bank in connection with the Borrower’s failure to fulfill timely the applicable conditions set forth in Article VI.
          (b) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of any Borrowing comprised of Base Rate Advances, prior to 12:00 Noon (Chicago time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with the terms of Section 2.02 or Section 3.09, as applicable, and the Administrative Agent may, in reliance upon such assumption make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.
          (c) The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.
          SECTION 5.04. Fees and Certain Credit Rating Determinations. (a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a facility fee at the respective rates per annum set forth below on the average daily amount of such Bank’s Commitment. The applicable rate for any period shall be determined on the basis of the publicly announced ratings (“Credit Ratings”) by Moody’s, S&P and Fitch on the Borrower’s senior unsecured Debentures during such period, the applicable rate to change when and as such Credit Ratings change.

	Credit Ratings of	Facility
Tier	Borrower’s Debentures	Fee
1.	Credit Ratings are better than or equal to at least two of the following three: (i) A2 by Moody’s, (ii) A by S&P and (iii) A by Fitch	0.050%

2.	Tier 1 shall not apply, and Credit Ratings are better than or equal to at least two of the following three: (i) A3 by Moody’s, (ii) A- by S&P and (iii) A- by Fitch	0.060%

3.	Neither Tier 1 nor Tier 2 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa1 by Moody’s, (ii) BBB+ by S&P and (iii) BBB+ by Fitch	0.080%

4.	Neither Tier 1, Tier 2 nor Tier 3 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa2 by Moody’s, (ii) BBB by S&P and (iii) BBB by Fitch	0.100%

5.	Neither Tier 1, Tier 2, Tier 3 nor Tier 4 shall apply	0.125%

The facility fee described in this Section 5.04(a) shall accrue from and including the date hereof to but excluding the Termination Date or, in the case of any Bank, the earlier date of reduction to zero of such Bank’s Commitment hereunder, and shall be payable quarterly during the term of each Bank’s Commitment hereunder, in arrears, not later than the last day of each January, April, July and October, and, in the case of each Bank, on the date such Bank’s Commitment shall be reduced to zero.
          (b) Credit Rating Determinations. For purposes of determining the applicable facility fee and letter of credit fees with respect to any period and the Eurocurrency Margin and EURIBOR Margin at any time:
(i)	Any change in a Credit Rating shall be deemed to become effective on the date of public announcement thereof and shall remain in effect until the date of public announcement that such rating shall no longer be in effect.

(ii)	If, during any period, at least two of Moody’s, S&P and Fitch shall not have publicly announced a Credit Rating with respect to the Borrower’s senior unsecured Debentures, the Borrower shall be at Tier 5; provided that the Borrower may, at any time during such period, substitute another nationally recognized rating agency acceptable to the Majority Banks for Moody’s, S&P or Fitch. Any Credit Rating assigned by a substitute credit agency, prior to the determination of the facility fee or letter of credit fee for the period during which such Credit Rating shall be in effect or the determination of the applicable Eurocurrency Margin or EURIBOR Margin at any time, shall be converted to the nationally recognized equivalent thereof under the rating system employed by Moody’s, S&P or Fitch, as applicable.
          (c) Letter of Credit Fees. In addition to the fees described in Section 4.07, the Borrower agrees to pay to the Administrative Agent for the account of each Bank a letter of credit fee, in respect of any period, at the respective rates per annum set forth below, on the average daily aggregate amount of such Bank’s L/C Interest in respect of all Letters of Credit issued but undrawn during such period. The applicable rate for any period shall be determined on the basis of the Credit Ratings on the Borrower’s senior unsecured Debentures during such period, the applicable rate to change when and as such Credit Ratings change.

	Credit Ratings of	Letter of
Tier	Borrower’s Debentures	Credit Fee Rate
1.	Credit Ratings are better than or equal to at least two of the following three: (i) A2 by Moody’s, (ii) A by S&P and (iii) A by Fitch	0.150%

2.	Tier 1 shall not apply, and Credit Ratings are better than or equal to at least two of the following three: (i) A3 by Moody’s, (ii) A- by S&P and (iii) A- by Fitch	0.190%

3.	Neither Tier 1 nor Tier 2 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa1 by Moody’s, (ii) BBB+ by S&P and (iii) BBB+ by Fitch	0.270%

4.	Neither Tier 1, Tier 2 nor Tier 3 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa2 by Moody’s, (ii) BBB by S&P and (iii) BBB by Fitch	0.350%

5.	Neither Tier 1, Tier 2, Tier 3 nor Tier 4 shall apply	0.425%
The letter of credit fee described in this Section 5.04(c) for letters of credit shall accrue from and including the date of initial issuance to but excluding the Termination Date or, in the case of any Bank, the earlier date of reduction to zero of such Bank’s Commitment hereunder, and shall be payable quarterly during the term of each Bank’s Commitment hereunder, in arrears, not later than the last day of each January, April, July and October, and, in the case of each Bank, on the date such Bank’s Commitment shall be reduced to zero.
          (d) Utilization Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a utilization fee at a rate per annum of 0.050% on the sum during the applicable period of the average daily amount of such Bank’s outstanding Advances and the average daily amount of such Bank’s L/C Interest. The utilization fee described in this Section 5.04(d) shall accrue during any period that (and only so long as) the aggregate Dollar Amount of outstanding Advances and L/C Obligations shall exceed an amount equal to 50% of the Aggregate Commitments. The utilization fee shall be payable quarterly during the term of each Bank’s Commitment hereunder, in arrears, not later than the last day of each January, April, July and October, and, in the case of each Bank, on the date such Bank’s Commitment shall be reduced to zero.
          SECTION 5.05. Reduction of the Commitments. The Borrower may, upon at least three (3) Business Days’ written notice to the Administrative Agent, terminate in whole or reduce ratably in part the respective Commitments of the Banks; provided that (i) any such reduction shall not cause the Aggregate Commitments to be less than the Facility Usage at such time, and (ii) in the case of any partial reduction of the Commitments, such partial reduction shall be in an aggregate amount not less than the lesser of (A) $20,000,000 (or an integral multiple of $5,000,000 in excess thereof) (or the Approximate Dollar Amounts thereof if denominated in an Agreed Currency other than Dollars) and (B) the amount by which the Aggregate Commitments exceeds the Facility Usage at such time.
          SECTION 5.06. Repayment. Each Syndicated Advance shall mature, and the principal amount thereof shall be due and payable, on the Termination Date. Each Competitive Bid Advance shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period therefor.
          SECTION 5.07. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full at the following rates per annum:
          (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the Base Rate in effect from time to time, payable quarterly in arrears on the last day of January, April, July and October and on the date such Base Rate Advance shall be Converted or paid in full.
          (b) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurocurrency Rate for such Interest Period plus the Eurocurrency Margin (such rate to change when and as the Eurocurrency Margin changes), payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the date during such Interest Period which occurs three months after the first day of such Interest Period.
     “Eurocurrency Margin” means, at any time with respect to each Eurocurrency Rate Advance outstanding at such time (for any Advance in any Agreed Currency other than Euro), the applicable rate per annum set forth in the table below, determined in accordance with Section 5.04(b) on the basis of the Credit Ratings on the Borrower’s senior unsecured Debentures at such time:

	Credit Ratings of	Eurocurrency
Tier	Borrower’s Debentures	Margin
1.	Credit Ratings are better than or equal to at least two of the following three: (i) A2 by Moody’s, (ii) A by S&P and (iii) A by Fitch	0.150%

2.	Tier 1 shall not apply, and Credit Ratings are better than or equal to at least two of the following three: (i) A3 by Moody’s, (ii) A- by S&P and (iii) A- by Fitch	0.190%

	Credit Ratings of	Eurocurrency
Tier	Borrower’s Debentures	Margin
3.	Neither Tier 1 nor Tier 2 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa1 by Moody’s, (ii) BBB+ by S&P and (iii) BBB+ by Fitch	0.270%

4.	Neither Tier 1, Tier 2 nor Tier 3 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa2 by Moody’s, (ii) BBB by S&P and (iii) BBB by Fitch	0.350%

5.	Neither Tier 1, Tier 2, Tier 3 nor Tier 4 shall apply	0.425%
          (c) EURIBOR Rate Advances. If such Advance is a EURIBOR Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to EURIBOR for such Interest Period plus the EURIBOR Margin (such rate to change when and as the EURIBOR Margin changes), payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the date during such Interest Period which occurs three months after the first day of such Interest Period.
          “EURIBOR Margin” means, at any time with respect to each EURIBOR Rate Advance outstanding at such time (for any Advance in Euro), the applicable rate per annum set forth in the table below, determined in accordance with Section 5.04(b) on the basis of the Credit Ratings on the Borrower’s senior unsecured Debentures at such time:

	Credit Ratings of	EURIBOR
Tier	Borrower’s Debentures	Margin
1.	Credit Ratings are better than or equal to at least two of the following three: (i) A2 by Moody’s, (ii) A by S&P and (iii) A by Fitch	0.150%

2.	Tier 1 shall not apply, and Credit Ratings are better than or equal to at least two of the following three: (i) A3 by Moody’s, (ii) A- by S&P and (iii) A- by Fitch	0.190%

	Credit Ratings of	EURIBOR
Tier	Borrower’s Debentures	Margin
3.	Neither Tier 1 nor Tier 2 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa1 by Moody’s, (ii) BBB+ by S&P and (iii) BBB+ by Fitch	0.270%

4.	Neither Tier 1, Tier 2 nor Tier 3 shall apply, and Credit Ratings are better than or equal to at least two of the following three: (i) Baa2 by Moody’s, (ii) BBB by S&P and (iii) BBB by Fitch	0.350%

5.	Neither Tier 1, Tier 2, Tier 3 nor Tier 4 shall apply	0.425%
          (d) Competitive Bid Advances. Subject to Section 5.01, if such Advance is a Competitive Bid Advance, a rate per annum equal (i) in the case of an Absolute Rate Advance, to the Absolute Rate that shall have been offered by such Bank pursuant to Section 3.04 in its Competitive Bid Quote related thereto and accepted by the Borrower pursuant to Section 3.06 in its Notice of Competitive Bid Borrowing related thereto, (ii) in the case of a Eurocurrency Bid Rate Advance, to the Eurocurrency Bid Rate calculated on the basis of the Competitive Bid Margin that shall have been offered by such Bank pursuant to Section 3.04 in its Competitive Bid Quote related thereto and accepted by the Borrower pursuant to Section 3.06 in its Notice of Competitive Bid Borrowing related thereto, and (iii) in the case of a EURIBOR Bid Rate Advance, to the EURIBOR Bid Rate calculated on the basis of the Competitive Bid Margin that shall have been offered by such Bank pursuant to Section 3.04 in its Competitive Bid Quote related thereto and accepted by the Borrower pursuant to Section 3.06 in its Notice of Competitive Bid Borrowing related thereto, in each case payable on the last day of the applicable Interest Period and, if such Interest Period has a duration of more than 90 days or three months, as the case may be, on each day which occurs during such Interest Period every 90 days or three months, as the case may be, from the first day of such Interest Period.
          SECTION 5.08. Additional Interest on Eurocurrency Advances and EURIBOR Advances.
          (a) The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Advance and/or EURIBOR Advance, as applicable, of such Bank, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Advance to the remainder obtained by subtracting (i) the Eurocurrency Rate or

EURIBOR, as applicable, for such Interest Period from (ii) the rate obtained by dividing the applicable rate referred to in clause (i) above by that percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance.
          (b) For so long as any Bank is required to make special deposits with or comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the Financial Services Authority, the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Eurocurrency Rate Reserve Percentage) in respect of any of such Bank’s Fixed Rate Advances, such Bank shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Bank’s Advances subject to such requirements, additional interest on such Advance at a rate per annum specified by such Bank to be the cost to such Bank of complying with such requirements in relation to such Advance.
          (c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by such Bank and such Bank shall deliver written notice thereof to the Borrower through the Administrative Agent; provided that in the case of any such required reserves, special deposits or other requirements referred to in paragraph (a) or (b) above that are imposed after the date of this Agreement, such Bank shall deliver such written notice no later than 120 days after becoming aware of such required reserves, special deposits or other requirements, as applicable. The Bank’s determination shall be prima facie evidence thereof; provided that no challenge to such determination may be made by the Borrower after the sixtieth day following delivery of such notification to the Borrower. Such additional interest shall be payable to the Administrative Agent for the account of such Bank on each date on which interest is payable for such Advance.
          SECTION 5.09. Interest on Overdue Principal. If any amount of principal is not paid when due (whether at stated maturity, by acceleration or otherwise), that amount of principal shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the interest rate in effect from time to time with respect to the applicable Advance.
          SECTION 5.10. Interest Rate Determinations. The Administrative Agent shall give prompt notice to (i) the Borrower and the Banks, of any applicable interest rate determined by the Administrative Agent for purposes of Section 5.07 and the applicable interest rate under Section 5.07(b) and Section 5.07(c) and (ii) the Borrower and each Bank that is to make a Eurocurrency Bid Rate Advance or a EURIBOR Bid Rate Advance in connection with any Notice of Competitive Bid Borrowing, of the applicable rate, if any, determined by the Administrative Agent for determining the applicable Eurocurrency Bid Rate or EURIBOR Bid Rate with respect to such Advance.
          SECTION 5.11. Performance of Banks’ Obligations. Each Bank shall use commercially reasonable efforts to keep apprised of all events and circumstances (a) that would excuse or prohibit such Bank from performing its obligation to make (or to Convert Advances into) Eurocurrency Rate Advances or EURIBOR Rate Advances hereunder pursuant to Section

5.01(a), (b) that would permit such Bank to demand additional interest or increased costs pursuant to Section 5.08 or Section 5.13 or (c) that would permit the Administrative Agent or the Majority Banks pursuant to Section 11.12 to denominate an Advance in Dollars rather than the applicable Agreed Currency. Such Bank shall, as soon as practicable after becoming aware of any such event or circumstance, use commercially reasonable efforts, to the extent permitted by law, to perform its obligations to make Eurocurrency Rate Advances or EURIBOR Rate Advances through another office or lending office, and with respect to increased costs or additional interest, to reduce such increased costs or additional interest (if the use of such other office or lending office or such reduction would not adversely affect the performance of such obligations or repayment of the Advances or result in, in any material respect, any increased cost, loss, liability or other material disadvantage to such Bank in such Bank’s reasonable judgment), in either case if by taking the action contemplated by the foregoing, such event or circumstance would cease to exist.
          SECTION 5.12. Optional Prepayments. (a) The Borrower may, upon notice to the Administrative Agent, given not later than 9:00 a.m. (Chicago time) on the proposed date of prepayment, in the case of prepayment of an Advance in Dollars, and 10:00 a.m. (London time) three Business Days before the proposed date of prepayment, in the case of prepayment of an Advance in an Agreed Currency other than Dollars, by telephone (to be confirmed immediately in writing) or facsimile, stating in such notice the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amount of the Syndicated Advances made as part of the same Syndicated Borrowing in whole or, in the case of a Syndicated Borrowing comprised solely of Base Rate Advances, ratably in part, by paying the principal amount to be prepaid together with accrued interest thereon and other amounts then due and owing, if any, hereunder to the date of prepayment; provided that each partial prepayment shall be in an amount not less than $20,000,000 and in an integral multiple of $5,000,000 in excess thereof (or the Approximate Dollar Amount if such Syndicated Advances to be so prepaid are denominated in Agreed Currencies other than Dollars). Each such optional prepayment shall be applied to prepay ratably the Syndicated Advances of the several Banks included in such Syndicated Borrowing. If the Borrower prepays any Syndicated Borrowing consisting of Eurocurrency Rate Advances or EURIBOR Rate Advances on any day other than the last day of an Interest Period therefor, the Borrower shall reimburse each Bank for the losses, costs and expenses contemplated in Section 11.04(b). The Borrower may not, unless otherwise required hereunder, prepay any Competitive Bid Advance without the consent of the Bank which shall have extended such Competitive Bid Advance.
          (b) Upon receipt of a notice of prepayment pursuant to this Section 5.12, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share, if any, of such prepayment. In the event the Borrower and a Bank agree to the prepayment to such Bank of a Competitive Bid Advance, and such prepayment is made, the Borrower thereupon shall notify the Administrative Agent and the Administrative Agent shall promptly notify the other Banks thereof.

          SECTION 5.13. Increased Costs. Subject to Section 5.11, if:
     (a) due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing or committing to make or making, funding or maintaining any Advances hereunder or issuing or participating in any Letters of Credit (including, without limitation any conversion of an Advance denominated in an Agreed Currency other than Euro into an Advance denominated in Euro); or
     (b) either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline adopted after the date hereof and arising out of the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” or (ii) compliance by any Bank with any law or regulation, or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank determines that the amount of such capital is increased by or based upon the existence of such Bank’s commitment to lend hereunder and other commitments of this type, or upon the making or funding of its Advances hereunder or upon the issuing or maintaining of its L/C Interest hereunder (including, without limitation any conversion of an Advance denominated in an Agreed Currency other than Euro into an Advance denominated in Euro), then the Borrower shall from time to time, upon written demand by such Bank, which shall be delivered to Borrower no later than 120 days after such Bank becomes aware of such increased cost or effect on capital referred to in clause (a) or (b) above (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, within 120 days after such written demand, additional amounts sufficient to (i) in the case of any of the events described in clause (a) above, reimburse such Bank for such increased cost, such increased cost to be determined by such Bank using its customary methods therefor (and, if such Bank uses from time to time more than one such method, the method chosen for application hereunder shall be that method which most accurately determines such increased cost), and (ii) in the case of any of the events described in clause (b) above, compensate such Bank in light of such circumstances, to the extent such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend or maintain Advances or to issue or maintain its L/C Interests hereunder. A certificate as to any such amount (demonstrating, in reasonable detail, the calculations used by such Bank to determine such amount), submitted to the Borrower and the Administrative Agent by such Bank, shall be prima facie evidence thereof; provided that no challenge to such determination may be made by the Borrower after the sixtieth day following delivery of such notification to the Borrower.
          SECTION 5.14. Payments and Computations. (a) The Borrower shall make each payment of principal or interest in respect of any Advance or under any Notes not later than

12:00 noon (Local Time) on the day when due and in the currency in which such Advance was made to the Borrower, to the Administrative Agent in same day funds and without set-off, counterclaim or other deduction; all other payments hereunder or under the Notes shall be made in Dollars. All payments hereunder shall be made to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified in Section 11.02, or at any other Applicable Lending Office of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, and, in the case of Syndicated Borrowings, shall be applied ratably by the Administrative Agent among the Banks. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made to the Administrative Agent at the account for payments in such currency specified by the Administrative Agent in writing to the Borrower. The Administrative Agent is hereby authorized to charge the Borrower’s account with the Administrative Agent, after notice to the Borrower of the amount to be charged, for each payment of principal, interest and fees as such payment becomes due. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to such payment ratably (in accordance with all like obligations then due and payable to which such payment relates) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
          (b) Notwithstanding the foregoing provisions of this Section 5.14, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Banks in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.
          (c) All computations of interest based on the Base Rate shall, to the extent such Base Rate is determined by reference to the Prime Rate, be made on the basis of a year of 365 or 366 days, as the case may be, and all other calculations of interest, facility fees, utilization fees and letter of credit fees shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes in the absence of manifest error. No challenge to any determination by the Administrative Agent pursuant to this subsection may be made by the Borrower after the sixtieth day following delivery to the Borrower of written notification of such determination.
          (d) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or utilization fee, as the case may be. If such extension would cause such payment with respect to a Eurocurrency Advance or EURIBOR Advance to be made in the next following calendar month, such payment shall be made on the immediately preceding applicable Business Day and the period of time during which such payment would have been outstanding but for compliance with this provision shall not be included in the computation of payment of interest with respect thereto.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
          SECTION 5.15. Taxes. (a) Any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with Section 5.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Bank and the Administrative Agent, taxes imposed on any of its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, and (ii) in the case of each Bank, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, less the exclusions described in clauses (i) and (ii) above, being hereinafter referred to as “Taxes”).
          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise (i) from any payment made hereunder or under the Notes to any Applicable Lending Office listed on Schedule 1.02 or to any lending or other office established pursuant to Section 5.11 or otherwise in accordance with this Agreement with respect to Advances made or to be made under this Agreement or (ii) from the execution or delivery of this Agreement or the Notes or any amendment hereto or thereto (hereinafter referred to as “Other Taxes”).
          (c) The Borrower will indemnify each Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.15) incurred by such Bank or the Administrative Agent (as the case may be) or any liability incurred by such Bank or the Administrative Agent (as the case may be) (including penalties and interest unless caused by the gross negligence or willful misconduct of such Bank or the Administrative Agent, as the case may be) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 120 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor, which demand shall be made within 120 days after such Bank or the Administrative Agent, as applicable, becomes aware of the imposition on it of such Tax or Other Tax or the incurrence by it of such liability and which demand shall demonstrate, in reasonable detail, the circumstances concerning the imposition of, and the calculations used to determine, such Taxes or Other Taxes.
          (d) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) shall submit to the Borrower, on or before the date it becomes a party to this Agreement, duly completed and signed copies of (i) either Form W-8BEN or any successor thereto (relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement and the Advances) or Form W-8ECI or any successor thereto (relating to all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement and the Advances) of the United States Internal Revenue Service and Form W-8 or W-9, as the case may be (relating to the exemption from United States federal income tax backup withholding) or (ii) if the Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and does not comply with the requirements of clause (i) above, (x) a certificate substantially in the form of Exhibit 5.15(d) (any such certificate, a “Section 5.15(d)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or any successor thereto. Thereafter and from time to time, each such Bank shall submit to the Borrower such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower from such Bank and (ii) required under then current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement or the Advances. Upon the request of the Borrower, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower promptly following the Borrower’s request therefor a certificate to the effect that it is such a United States person and certification of its taxpayer identification number on Form W-9. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower any form or certificate that such Bank is obligated to submit pursuant to this subsection, or that such Bank is required to withdraw or cancel any such form or certificate previously submitted, such Bank shall promptly notify the Borrower of such fact; provided, however, that delivery of such notice shall not preclude the exercise by such Bank of any of its rights under this Section 5.15. No amount that shall be required to be paid by the Borrower pursuant to subsections (a), (b) or (c) of this Section 5.15 shall be payable by the Borrower to any Bank that (i) is not, on the date this Agreement is executed by such Bank, either (x) required to submit Form W-8BEN or any successor thereto (relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement and the Advances) or Form W-8ECI or any successor thereto (relating to all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement and the Advances) and a Section 5.15(d)(ii) Certificate, as the case may be, or (y) a United States person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) shall have failed to submit to the Borrower any form or certificate that such Bank shall have been required to file pursuant to this subsection and shall have been entitled to file under applicable law.

          (e) Any Bank claiming additional amounts payable pursuant to this Section 5.15 shall use reasonable efforts to change the jurisdiction of its office or Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank.
          SECTION 5.16. Noteless Agreement; Evidence of Indebtedness. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time hereunder.
          (b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the currency in which such Advance is denominated and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.
          (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Advances therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with their terms.
          (d) Any Bank may request that its Advances be evidenced by a promissory note (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Bank a Note or separate Notes evidencing such Syndicated Advances and Competitive Bid Advances, at such Bank’s request, payable to the order of such Bank in a form or forms supplied by the Administrative Agent. Thereafter, the Advances evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.06, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (a) and (b) above.
          SECTION 5.17. Sharing of Payments, Etc. Except for payments made pursuant to Section 5.18, if any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Advance made by it or any L/C Interest in excess of its ratable share of all payments obtained by Banks on account of, as applicable, the Advances comprising the Borrowing (whether the Borrowing to which it shall be applied is a Syndicated Borrowing or a Competitive Bid Borrowing) to which such Advance relates or in respect of the Letter of Credit to which such L/C Interest relates, such Bank shall forthwith purchase from the other Banks which shall then have Advances outstanding comprising a part of such Borrowing participations in the Advances comprising a part of such Borrowing (or, as applicable, purchase from the other Banks participations in the L/C Interests in the related Letter of Credit) as shall be necessary to cause such purchasing Bank to share the excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) ratably with respect to such Borrowing or Letter of Credit with each of such other Banks. If all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each selling Bank shall be rescinded and such selling Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such selling Bank’s ratable share (according to the proportion of (i) the amount of such selling Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 5.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any right it may have of set-off, bankers’ lien, counterclaim or similar right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower not evidenced by this Agreement or the Notes. If under any applicable bankruptcy, insolvency or other similar law, any Bank obtains a secured claim in lieu of a set-off or other payment to which this Section 5.17 would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 5.17 to share in the benefits of any recovery on such secured claim.
          SECTION 5.18. Termination and Prepayment with Respect to any Bank. (a) In addition to the right of the Borrower to terminate in whole or reduce ratably the unused portion of the Commitments as described in Section 5.05 and the right of the Borrower to ratably prepay Advances as described in Section 5.12, the Borrower shall have the right to terminate the unused portion of the Commitment of any Bank and to prepay all outstanding Advances made by such Bank in the manner described in this Section 5.18 if the Borrower shall have received notice (a “Special Notice”) that such Bank (i) cannot extend a Eurocurrency Rate Advance and/or EURIBOR Rate Advance and shall exercise its rights pursuant to Section 5.01(a), (ii) claims additional interest pursuant to Section 5.08, (iii) claims reimbursement for increased costs or reduced returns pursuant to Section 5.13, (iv) claims reimbursement for Taxes or Other Taxes pursuant to Section 5.15 or (v) elects not to make an Advance in the applicable Agreed Currency pursuant to Section 11.12.
          (b) Upon receipt by the Borrower of a Special Notice from any Bank, the Borrower may elect to terminate the unused portion of the Commitment of such Bank by giving notice thereof (a “Termination Notice”) to such Bank and to the Administrative Agent on or before the thirtieth day following the date of such Special Notice, specifying therein (i) the name of such Bank (“Terminated Bank”), (ii) the proposed effective date of termination (“Bank Termination Date”) of the unused portion of such Terminated Bank’s Commitment, which date shall not in any event be less than five Business Days following the date of such Termination Notice, (iii) one or more commercial banks (each, a “Successor Bank”), each such Successor Bank having a combined capital, surplus (or its equivalent) and undivided profits in an amount not less than U.S. $500,000,000 (or its equivalent in another currency), which Successor Bank or Successor Banks shall have agreed, in the aggregate, to succeed to the entire Commitment of such Terminated Bank on the Bank Termination Date.

          (c) Unless the Borrower shall have elected, as evidenced by its Termination Notice, to prepay all the Advances made by a Terminated Bank outstanding as of the Bank Termination Date, any Advance (each a “TB Advance”) made by such Terminated Bank having an Interest Period ending after the Bank Termination Date shall remain outstanding until the last day of such Interest Period (unless required to be paid earlier in accordance with the terms of this Agreement). On the last day of the then current Interest Period in respect of each TB Advance, the Successor Bank shall extend an Advance to the Borrower in a principal amount corresponding to such TB Advance, and having an Interest Period of the type specified in the Notice of Interest Rate Election that would otherwise have applied to such TB Advance, and the proceeds of such Advance from the Successor Bank shall be used by the Borrower to repay such TB Advance to the Terminated Bank. The Successor Bank or Successor Banks specified by the Borrower in a Termination Notice shall have agreed, prior to the Bank Termination Date, to succeed, in the aggregate, to the entire Commitment of such Terminated Bank on the Bank Termination Date which succession shall, with respect to the unused portion of such Terminated Bank’s Commitment as of such Bank Termination Date, become effective as of the Bank Termination Date and, with respect to the remaining portion of such Terminated Bank’s Commitment, become effective as and when such Terminated Bank’s Advances are repaid.
          (d) If the Borrower shall have elected, as evidenced by its Termination Notice, to prepay all the Advances made by a Terminated Bank outstanding as of the Bank Termination Date, the Successor Bank or Successor Banks shall in the aggregate extend to the Borrower, on the Bank Termination Date, Advances (with interest at a rate to be agreed upon by the Borrower and each Successor Bank) corresponding in respective amounts to each Advance being prepaid as of such date, each of which Advances shall have an Interest Period beginning on the Bank Termination Date and ending on the last day of the Interest Period of the Advance being prepaid to which it corresponds; provided that, upon the mutual agreement of the Borrower and the Successor Bank (or Successor Banks, as applicable) and notice thereof to the Administrative Agent, the Borrower may elect not to require the Successor Bank (or Successor Banks, as applicable) to extend Competitive Bid Advances in substitution for the Competitive Bid Advances extended by the Terminated Bank.
          (e) Each such termination pursuant to this Section 5.18 shall be effective on the Bank Termination Date proposed by the Borrower in the related Termination Notice if (i) no Event of Default shall have occurred prior to such date and be continuing on such date, (ii) in the event the Borrower shall have elected to prepay all Advances made by such Terminated Bank outstanding as of such date, (A) the Borrower shall have prepaid the outstanding aggregate amount of all Advances made by the Terminated Bank, together with accrued interest to such date on the amount prepaid and all other amounts payable to such Bank as of such date and (B) the Successor Bank or Successor Banks shall have extended to the Borrower Advances equal in aggregate amount to the Advances of the Terminated Bank being prepaid as required pursuant to Section 5.18(d), and (iii) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Successor Bank or Successor Banks shall have agreed in the aggregate to succeed to the entire Commitment of the Terminated Bank in accordance with this Section 5.18. On a Bank Termination Date, the applicable Successor Bank (or Successor Banks, as applicable) shall succeed to the L/C Interests of the Terminated Bank, and the Terminated Bank shall thereafter cease to have any L/C Interest or any participation in, or liability for any drawings made under, any Letter of Credit.

          (f) Subject to subsection (e) above, on the Bank Termination Date, (i) each Successor Bank shall become a party to this Agreement as if such Successor Bank shall have been named on the signature pages hereof, and such Successor Bank shall have all the rights and obligations of a “Bank” hereunder and (ii) the Terminated Bank shall have no further Commitment under this Agreement (other than with respect to Advances, if any, made by such Bank which remain outstanding after such date) and shall no longer be a “Bank” under this Agreement for any purpose (other than with respect to Advances made by such Bank which remain outstanding after such date) except insofar as it shall be entitled to any payment or indemnification, or be obligated to make any indemnification, on account of any event which shall have occurred, or any right or liability which shall have arisen, on or prior to the date of repayment of such outstanding Advances. The termination of any Bank’s Commitment and the prepayment of such Bank’s Advances pursuant to this Section 5.18 shall not relieve or satisfy the obligations of the Borrower to make any such prepayments free and clear of all Taxes, to reimburse such Bank for all Other Taxes and for all increased costs pursuant to Section 5.13, or to comply with all other terms and conditions of this Agreement (including, without limitation, Section 11.04). A Successor Bank shall be subject to the Syndicated Reduction (or, in the case of more than one Successor Bank, its ratable share of the Syndicated Reduction) of the Terminated Bank it succeeds upon the Bank Termination Date applicable to such successor.
ARTICLE VI
CONDITIONS PRECEDENT
          SECTION 6.01. Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement and the obligation of each Bank to make its initial Advance or for an Issuing Bank to issue the initial Letter of Credit hereunder (whichever shall first be requested by the Borrower) is subject to the condition precedent that the Administrative Agent shall have received all of the following:
          (a) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action with respect to this Agreement and any Notes.
          (b) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents or certificates to be delivered pursuant to this Agreement.
          (c) A certificate, signed by the chief financial officer of the Borrower, stating that as of the date hereof (i) all representations and warranties in this Agreement are correct, (ii) no Event of Default or event which, with notice or the lapse of time or both, would constitute an Event of Default has occurred and is continuing and (iii) there are no unreimbursed drawings under any Existing Letter of Credit.
          (d) A favorable opinion of the General Counsel or Associate General Counsel of the Borrower, substantially in the form set forth in Exhibit 6.01(d) hereto.

          SECTION 6.02. Conditions Precedent to Each Borrowing. The obligation of each Bank to make an Advance on the occasion of each Borrowing (including the First Borrowing) or for any Issuing Bank to issue any Letter of Credit shall be subject to the additional conditions precedent that on the date of such Borrowing or issuance of such Letter of Credit (a) immediately before and after giving effect to such Borrowing and to the application of proceeds therefrom, or (as applicable) immediately before and after the issuance of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing, or (as applicable) the submission of a request for issuance of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Borrowing or such issuance, immediately before and after giving effect thereto and to the application of the proceeds therefrom (in the case of a Borrowing), such statements are true):
(i)	The representations and warranties contained in Section 7.01 (other than subsections (e), (f) and (i) thereof) are correct on and as of the date of such Borrowing as though made on and as of such date,

(ii)	No event has occurred and is continuing, or would result from such Borrowing (or from the application of the proceeds therefrom) or from the issuance of such Letter of Credit, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both, and

(iii)	The Facility Usage at such time does not exceed the Aggregate Commitments at such time, and (b) the Administrative Agent shall have received such other documents as any Bank through the Administrative Agent may reasonably request related to clauses (a)(i) or (a)(ii) above.
          SECTION 6.03. Termination of Existing Credit Agreements. The Borrower hereby terminates the commitments of all lenders under the Existing Credit Agreements and represents to the Administrative Agent and the Banks that all outstanding obligations, if any, under the Existing Credit Agreements have been repaid in full except for the obligations with respect to the Existing Letters of Credit which shall be deemed Letters of Credit outstanding under this Agreement as of the date hereof. Each of the Banks party to this Agreement which is also a lender or, with respect to JPMorgan Chase Bank, N.A., the administrative agent and a lender, under the Existing Credit Agreements hereby agrees that, for purposes of the Existing Credit Agreements, the termination set forth in the preceding sentence is sufficient to terminate the obligations of the Borrower under the Existing Credit Agreements and hereby waives receipt of any additional written notice and satisfaction of any other condition required to terminate the Existing Credit Agreements in accordance with their terms.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
          SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) Corporate Existence and Standing. The Borrower and each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the financial condition or operations of the Borrower.
          (b) Authorization; No Violation. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower.
          (c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Notes.
          (d) Validity. This Agreement is, and any Notes when delivered will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (e) Litigation. Except as disclosed by the Borrower in its SEC filings prior to the date hereof, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower or which purports to affect the legality, validity or enforceability of this Agreement or any Note to be delivered by it.
          (f) Financial Statements; No Material Adverse Change. The Consolidated balance sheet at December 31, 2005 and the related Consolidated statements of income, cash flows and shareholder’s equity and comprehensive income for the period then ended of the Borrower and its Consolidated Subsidiaries present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries at December 31, 2005 and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the year then ended, in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding year except as discussed in Note 1 to the Consolidated financial statements. Subject to year-end audit adjustments, the Consolidated balance sheet at September 30, 2006 and the related Consolidated statements of income and cash flows for the three quarters then ended of the Borrower and its Consolidated Subsidiaries present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries at September 30, 2006 and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the three quarters then ended, in conformity with generally accepted accounting principles consistently applied except as discussed in Note 1 to the Consolidated financial statements. Since December 31, 2005, except as disclosed in filings with the SEC prior to the date of this Agreement, there has been no material adverse change in such financial condition or operations.
          (g) Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          (h) Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by the Borrower or any Subsidiary which is subject to any arrangement (as such term is used in Section 221.2(g) of Regulation U issued by the Board of Governors of the Federal Reserve System) hereunder is less than an amount equal to 25% of the value of all assets of the Borrower and/or such Subsidiary subject to such arrangement.
          (i) Environmental Matters. The operations of the Borrower and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the financial condition or operations of the Borrower.
ARTICLE VIII
COVENANTS
          SECTION 8.01. Affirmative Covenants of the Borrower. So long as any Advance shall remain unpaid, any L/C Obligations shall remain outstanding or any Bank shall have any Commitment, the Borrower will:
          (a) Payment of Taxes, Etc. Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Borrower nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and with respect to which the Borrower shall have established appropriate reserves in accordance with generally accepted accounting principles.
          (b) Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

          (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises, except as otherwise permitted by Section 8.02(c); provided, however, that neither the Borrower nor any Material Subsidiary shall be required to preserve any right or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of business of the Borrower or such Material Subsidiary, as the case may be, and that the loss thereof is not materially adverse to the financial condition or operations of the Borrower.
          (d) Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which would materially adversely affect the financial condition or operations of the Borrower.
          (e) Keeping of Books. Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Material Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
          (f) Inspection. Permit, and cause each Material Subsidiary to permit, the Administrative Agent, and its representatives and agents, to inspect any of the properties, corporate books and financial records of the Borrower and its Material Subsidiaries, to examine and make copies of the books of account and other financial records of the Borrower and its Material Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Material Subsidiaries with, and to be advised as to the same by, their respective officers or directors, at such reasonable times during normal business hours and intervals as the Administrative Agent may reasonably designate.
          (g) Reporting Requirements. Furnish to the Administrative Agent in sufficient copies for distribution to each Bank:
(i)	As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for quarterly reporting or (B) 55 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows (or Consolidated statement of changes in financial position, as the case may be) of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower (it being understood that the certification provided by the chief financial officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is acceptable for this purpose); provided, however, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the quarterly balance sheets and statements on Form 10-Q of the Borrower and its Consolidated Subsidiaries for such quarterly period as filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

(ii)	As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for annual reporting or (B) 100 days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such year and a Consolidated statement of income, cash flows and shareholder’s equity and comprehensive income of the Borrower and its Consolidated Subsidiaries for such fiscal year and accompanied by (A) a report of PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing, on the results of their examination of the Consolidated annual financial statements of the Borrower and its Consolidated Subsidiaries, which report shall be unqualified or shall be otherwise reasonably acceptable to the Majority Banks; provided that such report may set forth qualifications to the extent such qualifications pertain solely to changes in generally accepted accounting principles from such principles applied during earlier accounting periods, the implementation of which changes (with the concurrence of such accountants) is reflected in the financial statements accompanying such report, and (B) a certificate of such accountants substantially in the form of Exhibit 8.01(g)(ii); and provided further, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the annual balance sheets and statements on Form 10-K of the Borrower and its Consolidated Subsidiaries for such annual period as filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

(iii)	Promptly after the sending or filing thereof, copies of all reports which the Borrower files with the SEC under the Exchange Act;
provided, that such quarterly and annual financial statements and reports filed with the SEC required pursuant to clauses (i), (ii) and (iii) above shall be deemed delivered to the Administrative Agent on the earlier of the date such statements or reports are available at (i) www.sec.gov and (ii) the Borrower’s website at www.baxter.com;
(iv)	Together with the financial statements required pursuant to clauses (i) and (ii) above, a certificate signed by the chief financial officer of the Borrower (A) stating that no Event of Default or event which, with notice or the lapse of time or both, would constitute an Event of Default exists or, if any does exist, stating the nature and status thereof and describing the action the Borrower proposes to take with respect thereto and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenants contained in Sections 8.02(a) and 8.02(b);

(v)	With respect to each fiscal year for which the Borrower shall have an aggregate Unfunded Liability of $100,000,000 or more for all of its single employer pension benefit plans covered by Title IV of ERISA (calculated as of the valuation date for each such plan’s plan year commencing in such fiscal year) and all multi-employer pension benefit plans covered by Title IV of ERISA to which the Borrower has an obligation to contribute (calculated as if a complete withdrawal occurred on the first day of such fiscal year), as soon as available, and in any event within ten months after the end of such fiscal year, a statement of Unfunded Liabilities of each such plan, certified as correct by an actuary enrolled in accordance with regulations under ERISA and a statement of estimated withdrawal liability as of the most recent plan year end as customarily prepared by the trustees under the multi-employer plans to which the Borrower has an obligation to contribute;

(vi)	As soon as possible, and in any event within 30 days after the occurrence of each event the Borrower knows is or may be a Reportable Event (as defined in Section 4043 of ERISA) with respect to any Plan with an Unfunded Liability in excess of $100,000,000, other than a Reportable Event with respect to which the Pension Benefit Guaranty Corporation has waived reporting, a statement signed by the chief financial officer of the Borrower describing such reportable event and the action which the Borrower proposes to take with respect thereto; and

(vii)	As soon as possible, and in any event within five Business Days after the Borrower shall become aware of the occurrence of each Event of Default or each event which, with notice or lapse of time or both, would constitute an Event of Default, which Event of Default or event is continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.
          (h) Use of Proceeds. Use the proceeds of Borrowings made under or Letters of Credit issued in accordance with this Agreement for general corporate purposes not in violation of any applicable law or regulation (including, without limitation, Regulation U and X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”)). Without

limiting the generality of the foregoing, the Borrower may use the credit facilities provided by this Agreement in support of its commercial paper program. With respect to any Borrowing the proceeds of which shall be used to purchase or carry Margin Stock, the Borrower shall include in the Notice of Borrowing for such Borrowing such information as shall enable the Banks and the Borrower to comply with the Margin Regulations.
          SECTION 8.02. Negative Covenants of the Borrower. So long as any Advance shall remain unpaid, any L/C Obligations shall remain outstanding or any Bank shall have any Commitment, the Borrower will not:
          (a) Liens, Etc. Suffer to exist, create, assume or incur, or permit any of its Material Subsidiaries to suffer to exist, create, assume or incur, any Security Interest, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, in each case to secure Debt or any other obligation or liability, other than:
(i)	Any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to the Borrower.

(ii)	Mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith and for which reasonable reserves have been established.

(iii)	Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license.

(iv)	Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith and for which reasonable reserves have been established.

(v)	Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed.

(vi)	Landlords’ liens on fixtures located on premises leased by the Borrower or one of its Material Subsidiaries in the ordinary course of business.

(vii)	Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of

America, any state thereof, or any department, agency or instrumentality of the United States or any state thereof for obligations not yet delinquent.

(viii)	Any Security Interest arising by reason of deposits to qualify the Borrower or a Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws.

(ix)	Any purchase money Security Interest claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Security Interest.

(x)	The extension of any Security Interest existing as of the date hereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date.

(xi)	Security Interests on (i) property of a corporation or firm existing at the time such corporation is merged or consolidated with the Borrower or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or a firm as an entirety (or the properties of a corporation or firm comprising a product line or line of business, as an entirety) or substantially as an entirety to the Borrower or a Subsidiary; or (ii) property comprising machinery, equipment or real property acquired by the Borrower or any of its Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by the Borrower or such Subsidiary in connection with such acquisition; provided that the Security Interests of the type described in this paragraph (xi) shall not attach to or affect property owned by the Borrower or such Subsidiary prior to the event referred to in this paragraph (xi).

(xii)	Security Interests arising in connection with the sale, assignment or other transfer by the Borrower or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (any of the foregoing being a “Receivable”) owing to the Borrower or any Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in all other cases, the aggregate outstanding investment or claim held at any time by purchasers, assignees or other transferees of (or of interests in) such Receivables (as determined by the Borrower using any reasonable methods) shall not exceed an amount equal to 10% of the Consolidated total assets of the Borrower and its Consolidated Subsidiaries at such time.

(xiii)	Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions.

(xiv)	Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the borrowing of money.

(xv)	Any Security Interest granted by the Borrower or any Material Subsidiary of the Borrower; provided, that (i) the property which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building hereafter acquired, constructed, developed or improved by the Borrower or such Material Subsidiary, and (ii) such Security Interest is created prior to or contemporaneously with, or within 120 days after (x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be.

(xvi)	Any conditional sales agreement or other title retention agreement with respect to property acquired by the Borrower or any Material Subsidiary.

(xvii)	Any Security Interest that secures an obligation owed to the United States of America or any state, territory or possession of the United States of America, any political subdivision of any of the foregoing or the District of Columbia (each, a “Governmental Entity”) in connection with a bond or other obligation issued by a Government Entity to finance the construction or acquisition by the Borrower or any Material Subsidiary of any manufacturing plant, warehouse, office building or parcel of real property (including fixtures).

(xviii)	Any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the Consolidated balance sheet of the Borrower.

(xix)	Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing paragraphs (i) through (xviii), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and additions to such property.
          Notwithstanding the foregoing provisions of this Section 8.02(a), the Borrower and its Material Subsidiaries may, at any time, suffer to exist, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing paragraphs (i) through (xix)), provided that the aggregate amount of such Secured Debt, together with the aggregate amount of all other Secured Debt (not including Secured Debt permitted to be secured under the foregoing paragraphs (i) through (xix)) of the Borrower and its Material Subsidiaries which is suffered to exist, issued, incurred, assumed or guaranteed after the date hereof, does not at such time exceed 10% of Consolidated Net Tangible Assets.
          (b) Limitation on Debt. Permit (i) Consolidated Adjusted Debt of the Borrower and its Consolidated Subsidiaries at any time to exceed (ii) an amount equal to 55% of Consolidated Capitalization at such time.
          (c) Merger, Etc.
(i)	Merge or consolidate with or into, or Transfer Assets to, any Person, except that the Borrower may (A) merge or consolidate with any corporation, including any Subsidiary, which is a U.S. Corporation and (B) Transfer Assets to any Subsidiary which is a U.S. Corporation; provided, in each case described in clause (A) and (B) above, that (x) immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or which with the giving of notice or lapse of time or both would constitute an Event of Default and (y) in the case of any merger or consolidation to which the Borrower shall be a party, the survivor of such merger or consolidation shall be the Borrower.

(ii)	Permit any Material Subsidiary to merge or consolidate with or into, or Transfer Assets to, any Person unless, immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or which with the giving of notice or lapse of time or both would constitute an Event of Default.
          For purposes of this Section 8.02(c): “Transfer Assets” means, when referring to the Borrower, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Borrower or of the Borrower and its Subsidiaries considered as a whole and means, when referring to a Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Subsidiary; and “U.S. Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.
ARTICLE IX
EVENTS OF DEFAULT
          SECTION 9.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) The Borrower shall fail to (i) pay any installment of interest on any Advance or any facility fee payable under Section 5.04(a), any utilization fee payable under Section 5.04(d) or any letter of credit fee payable under Section 4.07 or Section 5.04(c), in each case when due and such default continues for five days, or (ii) pay any amount of principal of any Advance when due; or
          (b) Any representation or warranty made or deemed made by the Borrower (or any of its officers) in connection with this Agreement, any Advance or Letter of Credit shall prove to have been incorrect in any material respect when made or deemed made; or
          (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 8.02(a) or 8.02(b) of this Agreement on its part to be performed or observed and such failure shall remain unremedied on the earlier to occur of (i) or (ii): (i) the date 30 days after the Borrower shall have become aware of such failure or (ii) the date that financial statements of the Borrower shall be available from which it may be ascertained that such failure to perform or observe such term, covenant or agreement shall have occurred. For purposes of clause (ii) above, the date that any financial statements shall be deemed available shall be the date on which the Borrower shall file (or, if earlier, the date the Borrower shall have been required to file) such financial statements with the SEC as part of any report required to be filed pursuant to the Exchange Act; or
          (d) The Borrower shall (i) fail to perform or observe, or shall breach, any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than those failures or breaches referred to in subsections (a), (b), (c), (d)(ii) or (d)(iii) of this Section 9.01) and any such failure or breach shall remain unremedied for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; (ii) fail to perform or observe Section 8.02(c); or (iii) fail to perform or observe Section 8.01(g)(vii) and such failure shall remain unremedied for 15 days after the occurrence thereof; or
          (e) The Borrower or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than that evidenced by this Agreement) of the Borrower or such Subsidiary when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) which Debt is outstanding under one or more instruments or agreements in an aggregate principal amount not less than $100,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist after the applicable grace period specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof; or
          (f) The Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this subsection (f); provided that, in the case of any such proceeding filed or commenced against the Borrower or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of 60 days, (ii) an order for relief shall have been entered against the Borrower or such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect or (iii) the Borrower or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or
          (g) Any judgment or order for the payment of money shall be rendered against the Borrower or any Material Subsidiary and (i) either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 10 consecutive days, in the case of a judgment or order rendered or entered by a court located in the United States, its territories and Puerto Rico, or 30 consecutive days, in the case of any other court, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (g), shall exceed $75,000,000; or
          (h) Either (i) the Pension Benefit Guaranty Corporation shall institute proceedings under Section 4042 of ERISA to terminate any single-employer plan (as defined in Section 4001(b)(2) of ERISA) that provides benefits for employees of the Borrower or any Material Subsidiary and such plan shall have an Unfunded Liability in an amount in excess of $75,000,000 at such time or (ii) withdrawal liability shall be assessed against the Borrower or any Material Subsidiary in connection with any multi-employer plan (whether under Section 4203 or Section 4205 of ERISA) and such withdrawal liability shall be an amount in excess of $75,000,000; or
          (i) A Change of Control shall occur;
then, in any such event but subject to the next sentence, the Administrative Agent shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, (i) declare the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate, (ii) declare the entire unpaid principal amount of the Advances, all interest accrued and unpaid thereon and all other amounts payable under this Agreement (including Reimbursement Obligations) to be forthwith due and payable, whereupon the Advances, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the case of any Competitive Bid Advance, the unpaid principal amount thereof, and all interest accrued and unpaid thereon, shall not be declared to be due and payable pursuant to the foregoing clause (ii) without the consent of the Bank to which such Competitive Bid Advance is owing and (iii) demand delivery of, and promptly following such demand the Borrower shall deliver and pledge to the Administrative Agent (or another Bank selected by the Borrower) for the benefit of the Banks, cash or other collateral of a type satisfactory to the Majority Banks and having a value, as determined by the Administrative Agent, equal to the aggregate undrawn face amount of the Letters of Credit then outstanding and all fees and other amounts then due. In the event of the occurrence of an Event of Default under Section 9.01(f), (A) the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue Letters of Credit hereunder shall automatically be terminated and (B) the Advances, all such interest and all such amounts (including Reimbursement Obligations) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
          SECTION 9.02. Cash Collateral. Any cash collateral delivered pursuant to Section 9.01 in respect of the outstanding Letters of Credit shall be held by the Administrative Agent or the applicable Bank in a separate interest-bearing account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by and under the control of the Administrative Agent or the applicable Bank for the benefit of all of the Banks and the Issuing Banks as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit. Amounts held in such account shall be applied on the direction of the Administrative Agent to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit, or if no such reimbursement is required, to payment of such of the other obligations due and owing hereunder as the Administrative Agent shall determine. If no Event of Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 9.02 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or to payment of such of the other obligations due and owing hereunder, shall be promptly returned to the Borrower upon the Borrower’s request therefor.
ARTICLE X
THE ADMINISTRATIVE AGENT
          SECTION 10.01. Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks and all holders of Notes. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Advances and Borrowings denominated in Agreed Currencies other than Dollars. The provisions of this Article X shall apply to any such Affiliate mutatis mutandis.
          SECTION 10.02. Duties and Obligations. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, (i) the Administrative Agent may treat the payee of any Note as the holder thereof unless and until the Administrative Agent receives written notice of the assignment thereof signed by such payee and the Administrative Agent receives the written agreement of the assignee that such assignee is bound hereby as it would have been if it had been an original Bank party hereto, in each case in form satisfactory to the Administrative Agent, (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (iii) the Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Administrative Agent (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto.
          SECTION 10.03. Administrative Agent and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent, in its separate capacity as a Bank, shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its separate capacity as a Bank. The Administrative Agent, in its separate capacity as a Bank, and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, participate in Letters of Credit issued to and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person which may do business with or own securities of the Borrower or any Subsidiary, all as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.
          SECTION 10.04. Bank Credit Decision. Each Bank agrees that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower. Accordingly, each Bank confirms to the Administrative Agent that such Bank has not relied, and will not hereafter rely, on the Administrative Agent, or any other Bank, (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Administrative Agent), (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or (iii) in entering into this Agreement or in making its own credit decisions with respect to the taking or not taking of any action under this Agreement.
          SECTION 10.05. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably according to the respective principal amounts of the Commitments then held by each of them (or if the Commitments have at the time been terminated, ratably according to the respective Dollar Amounts of their Advances then outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, the administration, modification or amendment of this Agreement or preservation of any rights of the Administrative

Agent or the Banks under, or the enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
          SECTION 10.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation or removal of the Administrative Agent, the Majority Banks shall have the right to appoint a successor Administrative Agent to assume the position as Administrative Agent of the retiring Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be either a Bank hereunder or a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000. The Borrower shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld (in all such cases the Borrower shall be entitled to take into account its past and then existing commercial banking relationships, among other things); provided that, if an Event of Default shall have occurred, such right of the Borrower to approve the successor Administrative Agent shall be suspended during the continuance of such Event of Default. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
          SECTION 10.07. Syndication Agent, Co-Lead Arrangers and Co-Documentation Agents. None of the Banks identified on the cover page or signature pages of this Agreement as the “Syndication Agent” or “Co-Lead Arrangers” or “Co-Documentation Agents” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks identified as Syndication Agent, Co-Lead Arrangers or Co-Documentation Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.
ARTICLE XI
MISCELLANEOUS
          SECTION 11.01. Amendments, Etc. Subject to the next three sentences, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Article VI, (b) change the Commitments of the Banks or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any facility fees or other amount payable hereunder, (d) change any date fixed for any payment in respect of principal of, or interest on, the Advances or any facility fees or other amount payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder, or amend the definition herein of “Majority Banks,” or (f) amend this Section 11.01; provided, no such amendment, waiver or consent shall, without the consent of each Issuing Bank, amend, modify or waive any provision of Article IV or alter any rights or obligations with respect to any Letter of Credit. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the actions contemplated by Section 2.05 shall not be subject to the consent of the Banks, except as otherwise expressly provided in such Section.
          SECTION 11.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by telex, telegram or telecopier) and mailed or sent or delivered, if to the Borrower, at the address set forth for the Borrower on the signature pages hereof; if from the Borrower to the Administrative Agent or any Bank, to the Administrative Agent at the address set forth for the Administrative Agent on the signature pages hereof; if from the Administrative Agent to any Bank, at the address of such Bank’s Domestic Lending Office or, in the case of a notice or communication relating to information delivered under Section 8.01(g), by posting on an Internet website established by the Administrative Agent with Intralinks, Inc. or other similarly available electronic media; or, in any case, at such other address as shall be designated by such party in a written notice to the other parties hereto (except in the case of the Borrower, as to which a change of address may be made by notice to the Administrative Agent on behalf of the Banks and except in the case of any Bank, as to which a change of address may be made by notice to the Administrative Agent). Subject to the next sentence, all such notices and communications shall be effective, in the case of written notice, when deposited in the mails, air mail, postage prepaid, and, in the case of notice by telex, telecopy, telegram or cable, when sent addressed as set forth above. All notices and communications pursuant to Articles II, III, IX and X shall not be effective until they are received by the addressee. The Administrative Agent agrees to deliver promptly to each Bank copies of each report, document, certificate, notice and request, or summaries thereof, which the Borrower is required to, and does in fact, deliver to the Administrative Agent in accordance with the terms of this Agreement, including, without limitation, copies of any reports to be delivered by the Borrower pursuant to Section 8.01(g).
          SECTION 11.03. No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver hereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 11.04. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the Syndication Agent and the Co-Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes, if any, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of one firm of attorneys retained as counsel for the Administrative Agent, the Syndication Agent and the Co-Lead Arrangers with respect to advising the Administrative Agent, the Syndication Agent and the Co-Lead Arrangers as to their rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all direct out-of-pocket losses, and reasonable out-of-pocket costs and expenses, if any (including reasonable fees and out-of-pocket expenses of outside counsel), of the Administrative Agent, any Issuing Bank and any Bank in connection with the enforcement (whether by legal proceedings, negotiation or otherwise) of this Agreement, the Notes, if any, and the other documents delivered hereunder.
          (b) If, due to payments made by the Borrower due to acceleration of the maturity of the Advances pursuant to Section 9.01 or due to any other reason, any Bank receives payments of principal of any Fixed Rate Advance, or any Fixed Rate Advance is Converted to a non-Fixed Rate Advance, in each case other than on the last day of the Interest Period for such Advance, the Borrower shall, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional direct out-of-pocket losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any such loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.
          (c) Subject to the next sentence, the Borrower agrees to indemnify and hold harmless the Administrative Agent, each Issuing Bank and each Bank and each of their respective directors, officers and employees from and against any and all claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable fees and out-of-pocket expenses of outside counsel) which may be incurred by or asserted against the Administrative Agent, such Issuing Bank or such Bank or any such director, officer or employee in connection with or arising out of any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not the Administrative Agent, such Issuing Bank or such Bank or any such director, officer or employee is a party to such transactions or (ii) related to the Borrower’s entering into this Agreement, or to any actions or omissions of the Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors or employees in connection therewith, and in each case regardless of whether the indemnified Person is party thereto. The Borrower shall not be required to indemnify any such indemnified Person from or against any portion of such claims, damages, liabilities or expenses (a) arising out of the gross negligence or willful misconduct of such indemnified Person as determined in a final judgment by a court of competent jurisdiction or (b) that result from the violation by the Administrative Agent, such Issuing Bank or such Bank of any law or judicial order.

          SECTION 11.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 9.01, each Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and any Notes and of whether or not such obligations may be matured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, but the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.
          SECTION 11.06. Binding Effect; Assignment. (a) This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks.
          (b) Any Bank may assign, participate or otherwise transfer all or any part of, or interest in, such Bank’s rights and obligations hereunder and under the Notes issued to it hereunder to one or more banks or other entities; provided that (i) in the case of any assignment, participation or other transfer to a Person that is not a Bank, an Affiliate of a Bank or an Approved Fund, the Borrower (except during the continuance of an Event of Default), the Issuing Bank and the Administrative Agent, in each case whose consent shall not be unreasonably withheld or delayed, shall have expressly agreed in writing, and (ii) in the case of any assignment, the amount of the Commitment being assigned pursuant to such assignment shall in no event be less than $5,000,000 (or a lesser amount approved by the Administrative Agent). Upon the effectiveness of any such assignment (but not in the event of any such participation or other transfer) such assignee shall be a Bank hereunder and shall have all the rights and benefits thereof. However, (i) unless and until the conditions for the Administrative Agent’s treating such assignee as holder pursuant to clause (c) below shall have been satisfied, such assignee shall not be entitled to exercise the rights of a Bank under this Agreement and the Administrative Agent shall not be obligated to make payment of any amount to which such assignee may become entitled hereunder other than to the Bank which assigned its rights to such assignee and (ii) such assignee shall not be included for purposes of determining the number of Banks whose consent shall be required to take any action or refrain from taking any action hereunder or be entitled to exercise any voting rights hereunder unless (A) such assignee shall have acquired the respective assignor’s entire interest under this Agreement and in the Notes made to such assignor or (B) if such assignee shall have acquired less than the respective assignor’s entire interest herein and under such Notes, the Borrower shall have expressly agreed to such inclusion of such assignee and such exercise by such assignee. Nothing contained herein shall impair the ability of any Bank, in its discretion, to agree, solely as between itself and its assignees, participants and other transferees, upon the manner in which such Bank shall exercise its rights under this Agreement and the Notes made to such Bank. The assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          (c) In order to effect any assignment permitted hereunder by a Bank of all or any portion of its Commitment hereunder, the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an agreement substantially in the form of Exhibit 11.06 hereto (an “Assignment and Acceptance”), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 payable by the assignor or assignee. Upon such execution, delivery, acceptance and recording and delivery to the Administrative Agent of such assignee’s Administrative Questionnaire, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.13, 5.15 and 11.04 for any events or circumstances occurring or existing before the effective date of assignment).
          (d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 7.01(f) (and any later statements delivered pursuant to Section 8.01(g)(ii)) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.
          (e) The Administrative Agent shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.
          (f) Notwithstanding anything contained herein to the contrary, each Bank may pledge its right, title and interest under this Agreement and any Note made to it to the Board of Governors of the Federal Reserve System, or any other Governmental Authority, as security for financial accommodations or privileges being provided or extended to such Bank by such Governmental Authority.
          SECTION 11.07. Confidentiality. The Administrative Agent, each Bank and each Issuing Bank agree to hold any confidential information which it may receive from the Borrower pursuant to this Agreement (including, without limitation, any such information obtained or gathered in connection with any inspection of the type contemplated in Section 8.01(f)) in confidence, except for disclosure (i) to its Affiliates, legal counsel, accountants, and other professional advisors, and then solely on a need-to-know basis, (ii) in response to any request or order therefor issued by any Governmental Authority, (iii) as required by law, regulation, or judicial process, (iv) within any legal proceeding to enforce any of its rights or remedies hereunder; provided that an Event of Default shall have occurred hereunder and the requisite Banks shall have elected under Section 9.01 to enforce such rights or remedies against the Borrower, (v) to any permitted assignee under Section 11.06, and (vi) of information which has already become publicly available at the time of such disclosure. In the case of disclosure pursuant to clause (ii) or (iii) above, the disclosing party agrees, to the extent permitted by applicable law, regulation or judicial process, to promptly notify Borrower prior to such disclosure and to request confidential treatment if Borrower so requests.
          EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
          SECTION 11.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws (as distinguished from the conflicts of laws rules) of the State of New York.
          SECTION 11.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
          SECTION 11.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
          SECTION 11.11. Entire Agreement. This Agreement, taken together with all of the other documents, instruments and certificates contemplated herein to be delivered by the Borrower, including without limitation the fee letters dated as of November 14, 2006 among the Borrower, JPMorgan Chase and J.P. Morgan Securities Inc. and among the Borrower, Bank of America, N.A. and Banc of America Securities LLC, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof as among the Borrower, the Banks parties hereto and the Administrative Agent.
          SECTION 11.12. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article VI with respect to any Advance denominated in an Agreed Currency other than in Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, after the exercise of the Administrative Agent’s best efforts, would in the reasonable opinion of the Administrative Agent or the Majority Banks make it materially disadvantageous for such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, and such Advance shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related

Notice of Borrowing or Notice of Interest Rate Election, as the case may be, as Base Rate Advances, unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before such date that it elects not to borrow on such date.
          SECTION 11.13. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York office on the Domestic Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Domestic Business Day following receipt by such Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Bank or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 5.17, such Bank or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
          SECTION 11.14. USA PATRIOT ACT. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.
[Signature Pages Follow]

          The duly authorized parties hereto have caused this Agreement to be executed by their respective officers or agents, as of the date of this Agreement.

BAXTER INTERNATIONAL INC.

By:

Name:	Robert M. Davis
Title:	Corporate Vice President, Chief Financial
Officer and Treasurer

Address for Notice Purposes:
One Baxter Parkway
Deerfield, Illinois 60015
Attention: Assistant Treasurer
Telephone:
Telecopy:
Signature Page to Baxter
Five-Year Credit Agreement

JPMORGAN CHASE BANK, N.A. as Administrative Agent and as a Bank

By:

Title:

Address for Notice Purposes:

Mail Suite IL1-0173 131 S. Dearborn Chicago, Illinois 60603 Attention: William Oleferchik Telephone: (312) 325-3093 Telecopy: (312) 325-3077

Regarding Syndicated Borrowing Facility and/or Competitive Bid Borrowing Facility:

Attention: Nanette Wilson Telephone: (312) 385-7084 Telecopy: (312) 385-7096

Regarding Syndicated Borrowings in foreign currencies:

J.P. Morgan Europe Limited 9th Floor 125 London Wall London EC2Y 5AJ

Attention: The Manager, Loans Agency Section Telephone: +44 20 7777 2940 Telecopy: +44 20 7777 2360 or 2085
Signature Page to Baxter
Five-Year Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent and as a Bank

By:

Title:

Address for Notice Purposes:

[To be provided.]

Attention:

Telephone:

Telecopy:

Regarding Syndicated Borrowing Facility and/or Competitive Bid Borrowing Facility

Attention:

Telephone:

Telecopy:

Signature Page to Baxter
Five-Year Credit Agreement

Exhibit 2.02 to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF
NOTICE OF SYNDICATED BORROWING
JPMorgan Chase Bank, N.A.,
  as Administrative Agent for the
  Banks parties to the Credit
  Agreement referred to below
131 S. Dearborn
Chicago, Illinois 60603
Attention: Nanette Wilson
Dear Ms. Wilson:
          The undersigned, Baxter International Inc., refers to the Five-Year Credit Agreement, dated as of December 20, 2006 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Syndicated Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Syndicated Borrowing (the “Proposed Syndicated Borrowing”) as required by Section 2.02 of the Credit Agreement:
          (i) The Business Day of the Proposed Syndicated Borrowing is                     , 20___.
          (ii) The Type of Syndicated Advances comprising the Proposed Syndicated Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances] [EURIBOR Rate Advances].
          (iii) The aggregate amount of the Proposed Syndicated Borrowing is [$] [Approximate Dollar Amount of]                     .
          (iv) The Interest Period for each Syndicated Advance made as part of the Proposed Syndicated Borrowing is [___ months] [___ days].
          (v) The Agreed Currency for each Syndicated Advance made as part of the Proposed Syndicated Borrowing is [                                         ].
          (vi) The proceeds of the Proposed Syndicated Borrowing [will not be used, directly or indirectly, to purchase or carry Margin Stock] [will be used to purchase or carry Margin Stock. A duly completed Form FR U-l (OMB No. 7100-0115), executed by a duly
Exhibit 2.02

authorized officer of the undersigned, accompanies this Notice of Syndicated Borrowing and sets forth thereon the relevant information with respect to the use of the proceeds of the Proposed Syndicated Borrowing].

Very truly yours,

BAXTER INTERNATIONAL INC.

By:

Title:

Exhibit 2.02

Exhibit 2.03 to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF
NOTICE OF INTEREST RATE ELECTION
JPMorgan Chase Bank, N.A.,
  as Administrative Agent for the
  Banks parties to the Credit
  Agreement referred to below
131 S. Dearborn
Chicago, Illinois 60603
Attention: Nanette Wilson
Dear Ms. Wilson:
          The undersigned, Baxter International Inc., refers to the Five-Year Credit Agreement, dated as of December 20, 2006 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement of an interest rate election, and in that connection sets forth below the information relating to the affected Syndicated Borrowing (the “Affected Syndicated Borrowing”) as required by Section 2.03 of the Credit Agreement:
          (i) The Affected Syndicated Borrowing is the following:
(a)	Type:

(b)	Last Day of Present Interest Period:

(c)	Agreed Currency:

(d)	Aggregate Amount: [$] [Approximate Dollar Amount of]
          (ii) The portion of such Affected Syndicated Borrowing to be Converted is: [$] [[Approximate Dollar Amount of]                                                                                   .
          (iii) Business Day of the Conversion in respect of the Affected Syndicated Borrowing is                                         , 20___.
          (iv) Upon giving effect to the Conversion,
Exhibit 2.03

          (a) the portion of the Affected Syndicated Borrowing that is Converted shall be comprised of [Base Rate Advances] [Eurocurrency Rate Advances] [EURIBOR Rate Advances], each having an Interest Period of                                          [and being in the Agreed Currency of                                          ]; and
          (b) the portion of the balance of the Affected Syndicated Borrowing shall continue to have the Type, the Agreed Currency and Interest Period specified in clause (i) above.

Very truly yours,

BAXTER INTERNATIONAL INC.

By:

Title:

Exhibit 2.03

Exhibit 3.02 to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF COMPETITIVE BID QUOTE REQUEST
JPMorgan Chase Bank, N.A.,
  as Administrative Agent for
  the Banks parties to the Credit
  Agreement referred to below
131 S. Dearborn
Chicago, Illinois 60603
Attention: Specialized Products Support Unit
Ladies and Gentlemen:
          The undersigned, Baxter International Inc., refers to the Five-Year Credit Agreement, dated as of December 20, 2006 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice pursuant to Section 3.02 of the Credit Agreement that the undersigned requests Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s) (the “Proposed Borrowings”):
          (i) The Business Day of the Proposed Borrowings is                     , 20___.
          (ii) The Type of Advances with respect to which Competitive Bid Quotes are hereby requested are:

Aggregate Principal	Type of	Interest Period	Agreed
Amount of Borrowing	Advances	for Advances	Currency
[$][Approximate Dollar Amount]
          (iii) Where the Type of Advance is specified to be a Eurocurrency Bid Rate Advance, each quoting Bank is requested to quote a Competitive Bid Margin in relation to the Eurocurrency Rate to be determined for the applicable Interest Period. Where the Type of Advance is specified to be a EURIBOR Bid Rate Advance, each quoting Bank is requested to quote a Competitive Bid Margin in relation to the EURIBOR to be determined for the applicable Interest Period. Where the Type of Advance is specified to be an Absolute Rate Advance, each quoting Bank is requested to quote an Absolute Rate.
          (iv) The Administrative Agent is hereby requested to advise [all of the Banks] [the Banks specified below] of the request for Competitive Bid Quotes set forth herein.
Exhibit 3.02

          (v) The proceeds of the Proposed Borrowing [will not be used, directly or indirectly, to purchase or carry Margin Stock] [will be used to purchase or carry Margin Stock. A pro forma draft of the Form FR U-1 (OMB No. 7100-0015) which will be executed and delivered by a duly authorized officer of the undersigned in the event that the undersigned issues a Notice of Competitive Bid Borrowing in connection with this Competitive Bid Quote Request accompanies this Competitive Bid Quote Request and sets forth thereon the relevant information with respect to the use of the proceeds of the Proposed Borrowing].

BAXTER INTERNATIONAL INC.

By:

Title:

Exhibit 3.02

Exhibit 3.04 to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF COMPETITIVE BID QUOTE
JPMorgan Chase Bank, N.A.,
  as Administrative Agent for
  the Banks parties to the Credit
  Agreement referred to below
131 S. Dearborn
Chicago, Illinois 60603
Attention: Specialized Products Support Unit
Ladies and Gentlemen:
          The undersigned refers to the Five-Year Credit Agreement, dated as of December 20, 2006 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby notifies you of, and requests that you forward to Baxter International Inc, on our behalf, pursuant to Section 3.04 of the Credit Agreement, the following Competitive Bid Quotes on the following terms:
          (i) Quoting Bank:                                                                                   .
          (ii) Person to contact at the Quoting Bank:
Name:
Telephone:
Telecopy:
Telex:
          (iii) Proposed Borrowing Date:                     .
          (iv) We hereby offer to make Competitive Bid Advances in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	[Basis for Advance/	[Absolute	Agreed
Amount	Period	Competitive Bid Margin*]	Rate]	Currency
[$] [Approximate Dollar Amount]

*	Specify whether the Competitive Bid Margin is to be added to or subtracted from either the applicable Eurocurrency Rate or applicable EURIBOR for such Interest Period.
Exhibit 3.04

provided that the aggregate principal amount with respect to which the Borrower may accept offers in connection with this Competitive Bid Quote shall not exceed $                    .
          We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Competitive Bid Advance(s) for which any such offer is accepted, in whole or in part.

[NAME OF BANK]

Dated:	By:
Authorized Officer
Exhibit 3.04

Exhibit 3.06 to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF NOTICE OF COMPETITIVE BID BORROWING
JPMorgan Chase Bank, N.A.,
  as Administrative Agent for
  the Banks parties to the Credit
  Agreement referred to below
131 S. Dearborn
Chicago, Illinois 60603
Attention: Specialized Products Support Unit
Ladies and Gentlemen:
          The undersigned, Baxter International Inc., refers to the Five-Year Credit Agreement, dated as of December 20, 2006 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 3.06 of the Credit Agreement that the undersigned requests a Competitive Bid Borrowing under the Credit Agreement and in that connection sets forth below the information relating to such Competitive Bid Borrowing (the “Proposed Borrowing”) as required by Section 3.06 of the Credit Agreement:
          (i) The Business Day of the Proposed Borrowing is                                         , 20___.
          (ii) The aggregate principal amount of Competitive Bid Advances, the Types thereof and the Interest Periods therefor that have been offered to the undersigned by Banks submitting Competitive Bid Quotes and that by this notice are hereby accepted, subject to the terms and conditions of the Credit Agreement, are set forth below:

Aggregate Principal	Type of	Interest	Agreed
Amount of Borrowing	Advance	Period	Currency
[$][Approximate Dollar Amount]
          (iii) The undersigned acknowledges and agrees that, by this notice, it irrevocably accepts the offers made by the Banks which shall have submitted Competitive Bid Quotes to the extent that the principal amount offered by each such Bank, together with the principal amount offered by all other such Banks in connection therewith, does not exceed the respective amounts set forth above. As among such Banks, the offers made are accepted in the ascending order of Competitive Bid Margin or Absolute Rate, as the case may be.
Exhibit 3.06

          (iv) The proceeds of the Proposed Borrowing [will not be used, directly or indirectly, to purchase or carry Margin Stock] [will be used to purchase or carry Margin Stock. A duly completed Form FR U-1 (OMB No. 7100-0115), executed by a duly authorized officer of the undersigned, accompanies this Notice of Competitive Bid Borrowing and sets forth thereon the relevant information with respect to the use of the proceeds of the Proposed Borrowing].

BAXTER INTERNATIONAL INC.

By:

Title:

Exhibit 3.06

Exhibit 5.15(d) to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF SECTION 5.15(d)(ii) CERTIFICATE
     Reference is made to that certain Five-Year Credit Agreement dated as of December 20, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Baxter International Inc., the Banks thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. [Name of applicable Bank] (the “Bank”) is providing this certificate pursuant to subsection 5.15(d)(ii) of the Credit Agreement. The Bank hereby represents and warrants that:
          1. The Bank is the sole record and beneficial owner of the Advance(s) in respect of which it is providing this certificate.
          2. The Bank is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
          3. The Bank is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).
          4. The Bank shall promptly notify the Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.
     IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the                      day of                     , 20___.

[Name of applicable Bank]

By:

Name:
Title:
Exhibit 5.15(d)(ii)

Exhibit 6.01(d) to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF
OPINION OF COUNSEL FOR THE BORROWER
[Date]
To each of the Banks parties
  to the Credit Agreement
   described below, and to
   JPMorgan Chase Bank, N.A.,
   as Administrative Agent
Ladies and Gentlemen:
          This opinion is furnished to you pursuant to Section 6.01(d) of the Five-Year Credit Agreement dated as of December 20, 2006 (the “Credit Agreement”) among Baxter International Inc. (the “Borrower”), the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.
          I am Associate General Counsel of the Borrower. I have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.
          In that connection I have examined:
          (1) The Credit Agreement.
          (2) The Amended and Restated Certificate of Incorporation of the Borrower as in effect on the date hereof (the “Charter”).
          (3) The Bylaws of the Borrower, as amended and in effect on the date hereof (the “Bylaws”).
          (4) Certificates of the Secretaries of State of Delaware, dated                     ,      , and Illinois, dated                     ,           , each attesting to the continued corporate existence and good standing of the Borrower in such State.
          (5) All of the other documents furnished by the Borrower pursuant to Section 6.01 of the Credit Agreement.
          I, or attorneys under my supervision (with whom I have consulted), have also examined the originals, or copies certified to my satisfaction, of the Borrower’s material agreements as identified on the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and any subsequent filings on Form 10-Q or Form 8-K with the
Exhibit 6.01(d)(ii)

Securities and Exchange Commission (collectively, the “Material Agreements”). In addition, I, or attorneys under my supervision (with whom I have consulted), have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of other officers of the Borrower, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of other officers of the Borrower or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Banks and the Administrative Agent. Based upon the foregoing, I am of the opinion that:
          1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower.
          2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws or (ii) any law, rule or regulation applicable to the Borrower or (iii) any contractual or legal restriction binding on or affecting the Borrower contained in any Material Agreement. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.
          3. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.
          4. The Credit Agreement and the Notes are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.
          5. Except as disclosed in filings with the Securities and Exchange Commission, there is no pending or, to my knowledge, threatened action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which is likely to have a materially adverse effect upon the financial condition or operations of the Borrower or any of its Subsidiaries or which purports to affect the legality, validity or enforceability of the Credit Agreement or the Notes.
          6. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          The opinions set forth above are subject to the following qualifications:
          (a) My opinion in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
Exhibit 6.01(d)

          (b) The opinions expressed herein are limited to the laws of the State of Illinois and the United States of America, except for the General Corporation Law of the State of Delaware with respect to the opinions given in paragraphs 1 and 2. For purposes of the opinion given in paragraph 4 it is assumed, with your permission, that the governing law is in all relevant respects identical to the laws of the State of Illinois.
          (c) My opinion in paragraph 4 above is subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (d) I express no opinion as to (i) Sections 5.17 and 11.05 of the Credit Agreement insofar as they provide that any Bank purchasing a participation from another Bank pursuant thereto may exercise set-off or similar rights with respect to such participation or that any Affiliate of a Bank may exercise set-off or similar rights with respect to such Bank’s claims under the Credit Agreement or the Notes, (ii) Section 5.15(c) or 11.04(c) insofar as those Sections may be construed as requiring that the Borrower indemnify any Bank or the Administrative Agent with respect to any claim, damage, liability or expense incurred as a result of any violation of law by such Bank or the Administrative Agent, and (iii) the effect of the law of any jurisdiction other than the State of Illinois wherein any Bank may be located or wherein enforcement of the Credit Agreement or the Notes may be sought which limits the rates of interest legally chargeable or collectible.
          This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein. The opinions expressed herein are being delivered to you as of the date hereof in connection with the transactions described hereinabove and are solely for your benefit in connection with the transactions described hereinabove and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without our specific prior written consent, except that you may furnish copies thereof (i) to any of your permitted successors and assigns in respect of the Credit Agreement, (ii) to your independent auditors and attorneys, (iii) upon the request of any state or federal authority or official having regulatory jurisdiction over you, and (iv) pursuant to order or legal process of any court or governmental agency.
Very truly yours,
Exhibit 6.01(d)

Exhibit 8.01(g)(ii) to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF
CERTIFICATE OF INDEPENDENT ACCOUNTANTS
[Date]
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
Ladies and Gentlemen:
We have examined the consolidated balance sheet of Baxter International Inc. and subsidiaries as of December 31, 20___, and the related consolidated statements of income, cash flows, shareholders’ equity and comprehensive income for the year then ended, and have issued our report thereon dated                     , 20___. Our examination was made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.
In connection with our examination, nothing came to our attention that caused us to believe that Baxter International Inc. is not in compliance with the covenant of Section 8.02(b) of the Five-Year Credit Agreement dated as of December 20, 2006 among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. However, it should be noted that our examination was not directed primarily toward obtaining knowledge of such noncompliance.
Very truly yours,
[PricewaterhouseCoopers LLP]
Exhibit 8.01(g)(ii)

Exhibit 11.06 to
Five-Year Credit Agreement
dated as of December 20, 2006
FORM OF
ASSIGNMENT AND ACCEPTANCE
          This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Bank]1]

3.	Borrower:	Baxter International Inc.

[1]	Select as applicable.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Five-Year Credit Agreement dated as of December 20, 2006 among Baxter International Inc., the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”)

6.	Assigned Interest:

Aggregate Amount of	Amount of	Percentage of
Commitment/Advances	Commitment/Advances	Commitment/Advances
for all Banks	Assigned	Assigned[2]
$	$	%
$	$	%
$	$	%
Effective Date:                           , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Banks thereunder.

2

By:
Title:

[Consented to and Accepted:]3
JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:
[Consented to:]4
BAXTER INTERNATIONAL INC., as Borrower

By
Title:
[Consented to:]5
JPMORGAN CHASE BANK, N.A., as
Issuing Bank

By
Title:

[3]	If required by the terms of the Credit Agreement.

[4]	If required by the terms of the Credit Agreement and so long as no Event of Default has occurred and is continuing.

[5]	If required by the terms of the Credit Agreement.

3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other document or instrument delivered in connection therewith, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other document or instrument delivered in connection therewith or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other document or instrument delivered in connection therewith or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other document or instrument delivered in connection therewith.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.01(f) thereof and any later financial statements delivered pursuant to Section 8.01(g)(ii) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a non-U.S. Bank, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but
Exhibit 11.06

excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit 11.06

Schedule 1.01 to
Five-Year Credit Agreement
dated as of December 20, 2006
COMMITMENTS

Amount of
Bank	Commitment
JPMorgan Chase Bank, N.A.	$172,500,000
Bank of America, N.A.	172,500,000
Deutsche Bank AG New York Branch	130,000,000
William Street Commitment Corporation	130,000,000
UBS Loan Finance LLC	130,000,000
Citibank, N.A.	130,000,000
ABN AMRO Bank N.V.	110,000,000
Credit Suisse, Cayman Islands Branch	110,000,000
HSBC Bank USA, National Association	110,000,000
The Bank of Tokyo – Mitsubishi UFJ, Ltd., Chicago Branch	55,000,000
Barclays Bank Plc	55,000,000
Mizuho Corporate Bank, Ltd.	55,000,000
Bank of China, New York Branch	40,000,000
Toronto Dominion (Texas) LLC	40,000,000
The Bank of New York	40,000,000
State Street Bank and Trust Company	20,000,000

Total	$1,500,000,000
Schedule 1.01

Schedule 1.02 to
Five-Year Credit Agreement
dated as of December 20, 2006
LENDING OFFICE ADDRESSES
          Unless otherwise specified, the office set forth below opposite the name of any Bank is such Bank’s “Domestic Lending Office”, “Eurocurrency Lending Office,” “EURIBOR Lending Office” and “Competitive Bid Lending Office”:

Bank	Domestic Lending Office	Eurocurrency Lending Office	EURIBOR Lending Office	Competitive Bid Lending Office

[on file with the Administrative Agent]
Schedule 1.02

Schedule 1.03 to
Five-Year Credit Agreement
dated as of December 20, 2006
EXISTING LETTERS OF CREDIT

Letter of Credit
Issuing Bank	Number	Beneficiary	Expiration Date	Current Amount
Schedule 1.03